EXHIBIT 10.3

SINGLE-TENANT LEASE
(TRIPLE NET)

LANDLORD:
9955 MESA RIM, A DE LLC,

a Delaware limited liability company

TENANT:
BIOCEPT, INC.,

a Delaware corporation

TABLE OF CONTENTS

Page

1.	Lease of Premises1
2.	Term2
3.	Rent3
4.	Triple-Net Lease4
5.	Security Deposit5
6.	Use5
7.	Payments and Notices7
8.	Brokers8
9.	Surrender8
10.	Taxes9
11.	Repairs9
12.	Alterations10
13.	Liens11
14.	Assignment and Subletting12
15.	Entry by Landlord13
16.	Utilities and Services13
17.	Indemnification and Exculpation14
18.	Damage or Destruction14
19.	Eminent Domain15
20.	Tenant's Insurance16
21.	Waiver of Subrogation17
22.	Tenant's Default and Landlord's Remedies18
23.	Landlord's Default20
24.	Subordination20
25.	Estoppel Certificate20
26.	Modification and Cure Rights of Landlord's Mortgagees and Lessors21
27.	Quiet Enjoyment21
28.	Transfer of Landlord's Interest21
29.	Limitation on Liability21
30.	Miscellaneous21
31.	Lease Execution23

EXHIBIT "A"SITE PLAN

EXHIBIT "B"LEGAL DESCRIPTION OF PREMISES

EXHIBIT "c"SAMPLE FORM OF NOTICE OF LEASE TERM DATES

EXHIBIT "D"tENANT WORK LETTER

EXHIBIT “E”LIST OF FF&E

EXHIBIT "F"EXHAUST FANS TO BE REPLACED

EXHIBIT "G"HVAC UNITS TO BE REPLACED

(i)

INDEX

Page

Abandonment17

Abatement Period3

ADA5

Additional AllowanceExhibit D

Affiliated Assignee13

Allowance DeadlineExhibit D

Anticipated Commencement Date1

Approved Working DrawingsExhibit D

ArchitectExhibit D

Audited Expenses5

Base, Shell and CoreExhibit D

Building1

CAM Costs4

CASp Report23

CodeExhibit D

Commencement Date2

Construction DrawingsExhibit D

ContractorExhibit D

Control13

Cost ProposalExhibit D

Cost Proposal Delivery DateExhibit D

Delivery Date1

Effective Date2

Environmental Law6

Event of Default17

Expense Estimate4

Expense Statement4

FF&E1

Final RetentionExhibit D

Final Space PlanExhibit D

Final Working DrawingsExhibit D

FM ExtensionExhibit D

Force Majeure Delays22

Hazardous Materials6

Hazardous Materials List7

Improvement AllowanceExhibit D

Improvement Allowance ItemsExhibit D

ImprovementsExhibit D

Indemnified Claims14

Indemnified Parties14

Interest Notice2

Landlord1

Landlord Coordination FeeExhibit D

Landlord DelaysExhibit D

Landlord Indemnified Parties6

Landlord’s Hazardous Materials7

Landlord’s Work1

Landlord's Broker7

Laws10

Lease1

Lease Expiration Date2

Market Rent2

Non-Responsive PartyExhibit D

Operating Expenses4

Option2

Option Rent2

Option Rent Notice2

Option Term2

Original Tenant2

Outside Agreement Date2

Over-Allowance AmountExhibit D

PCBs6

PermitsExhibit D

Permitted Capitalized Expenses10

Permitted Transfer12

Permitted Transferee13

Pre-Approved Change10

Property1

Real Property Taxes8

Recapture Right12

Rent3

SNDA20

Substantial CompletionExhibit D

Summary1

Tenant1

Tenant Affiliate13

Tenant Change10

Tenant Changes10

Tenant DelaysExhibit D

Tenant Improvements11

Tenant's Acceptance2

Tenant's AgentsExhibit D

Tenant's Broker8

Tenant's Parties6

Term2

Termination Date3

Termination Fee3

Termination Notice3

Termination Option3

Transfer11

Transfer Date12

Transfer Notice12

Transfer Premium12

Transferee12

SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS

This SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS ("Summary") is hereby incorporated into and made a part of the attached Single-Tenant Lease which pertains to the Premises described in Section 1.3 below.  All references in the Lease to the "Lease" shall include this Summary.  All references in the Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term.  Any initially capitalized terms used in this Summary and any initially capitalized terms in the Lease which are not otherwise defined in this Summary shall have the meaning given to such terms in the Lease.

1.1Landlord's Address:

9955 Mesa Rim, a DE LLC
c/o LPC West, Inc.
600 B Street, Suite 2210
San Diego, CA 92101
Attn:  Brig Black
Telephone:  619-230-8885
Email:  bblack@lpc.com

1.2Tenant's Address:

Biocept, Inc.
5810 Nancy Ridge Drive
San Diego, CA 92121
Attn:  Tim Kennedy
Telephone:  858-320-8207
Email:  tkennedy@biocept.com

1.3

Premises:  The building located at 9955 Mesa Rim Road, in the City of San Diego, County of San Diego, State of California (the "Building"), together with all improvements and facilities on the legal parcel containing the Building as shown on the site plan attached hereto as Exhibit "A" and more particularly described in Exhibit "B" attached hereto (the "Property").  The Building contains approximately 39,644 rentable square feet.

1.4

Commencement Date:  The earliest of (a) the date Tenant first commences to conduct business operations in the Building, or (b) December 1, 2020 (the "Anticipated Commencement Date").  The Anticipated Commencement Date shall be extended for Landlord Delays to the extent provided in Section 5.3 of the Tenant Work Letter attached hereto as Exhibit "D."

1.5

Lease Expiration Date:  One hundred twenty-seven (127) months following the Commencement Date.  If the Commencement Date occurs on a day other than the first day of a month, then for purposes of determining the Lease Expiration Date, the one hundred twenty-seven (127) month period shall be measured from the first day of the month following the month in which the Commencement Date occurs.

1.6	Rent

Period	Monthly Rent
1-12*	$111,003.20 ($2.80/sf/mo)**
13-24	$114,174.72 ($2.88/sf/mo)
25-36	$117,742.68 ($2.97/sf/mo)
37-48	$121,310.64 ($3.06/sf/mo)
49-60	$124,878.60 ($3.15/sf/mo)
61-72	$128,843.00 ($3.25/sf/mo)
73-84	$132,410.96 ($3.34/sf/mo)
85-96	$136,375.36 ($3.44/sf/mo)
97-108	$140,736.20 ($3.55/sf/mo)
109-120	$144,700.60 ($3.65/sf/mo)
121-127	$149,061.44 ($3.76/sf/mo)

*Including any partial month at the beginning of the Term.

**Subject to abatement as set forth in Section 3.3 below, in the total amount of $777,022.40, and as set forth in Section 3.4 below.

1.7Security Deposit:  $386,529.00 subject to the terms of Section 5 below.

1.8Permitted Use:  The Premises may be used only for general office, research & development, and laboratory purposes.

1.9	Brokers: Cushman & Wakefield (Jack Hughson and Glenn Arnold) representing Landlord and Cushman & Wakefield (Greg Bisconti) representing Tenant.
1.10

Interest Rate:  The lesser of: (a) the prime rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered operating bank operating in California, plus five percent (5%) per annum; or (b) the maximum rate permitted by Law.

SINGLE-TENANT LEASE

This SINGLE-TENANT LEASE ("Lease"), which includes the preceding Summary of Basic Lease Information and Definitions ("Summary") attached hereto and incorporated herein by this reference, is made as of the 27th day of May, 2020, by and between 9955 MESA RIM, A DE LLC, a Delaware limited liability company ("Landlord"), and BIOCEPT, INC., a Delaware corporation ("Tenant").

1.	Lease of Premises.
1.1

Lease of Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon and subject to the terms, covenants and conditions contained in this Lease to be performed by each party.

1.2

Square Footage of Building.  The parties stipulate that the Building contains the square footage set forth in Section 1.3 of the Summary and notwithstanding any remeasurement of the Premises, the Monthly Rent shall not be increased in connection with any such future measurements.

1.3

Landlord’s Work.  Landlord, at its sole cost and expense using standard materials, shall perform the following work ("Landlord’s Work"), lien-free, in a good, workmanlike manner, and using licensed professionals or the Contractor pursuant to a separate contract and not the Construction Contract (as each term is defined in the Tenant Work Letter), and diligently cause its completion:

(a)	At least thirty (30) days prior to the Anticipated Commencement Date, slurry coat the Property's existing parking lot and re-stripe the Property's existing parking stalls;
(b)

Within sixty (60) days following the Effective Date, remove any existing tenant signage at the Premises, on the Building or in the parking areas as of the date of execution of this Lease and repair any damage resulting therefrom;

(c)	Prior to the Anticipated Commencement Date, re-roof either by replacement or overlay the Building's roof at Landlord’s sole cost and supervision; and
(d)

Within sixty (60) days following the Effective Date, engage a reputable and licensed termite inspector to inspect the Premises and provide a pest report, and thereafter, Landlord will complete any recommended repairs identified in said report.

Except as provided in this Section 1.3, Tenant shall accept the Premises in its then "as-is" condition.  As is reasonably necessary and prudent, the Landlord’s Work may be performed in part concurrently with construction of the Improvements if such Landlord’s Work does not interfere with or delay the construction of the Improvements, but in all respects the Landlord’s Work shall be Substantially Completed (as defined in the Tenant Work Letter) within the timeframes provided above.

In addition, Landlord will reimburse Tenant within thirty (30) days following Tenant's completion of the following work and delivery of a reasonably detailed invoice to Landlord for such work: (i) replace one time the Building's exhaust fans specifically identified on Exhibit "F attached hereto with Building-standard exhaust fans and (ii) replace one time the Building's HVAC units specifically identified on Exhibit "G" attached hereto with Building-standard HVAC units.

1.4

Existing FF&E.  As of the Commencement Date, Landlord hereby conveys to Tenant all of Landlord’s right, title and interest in and to the equipment currently located in the Building listed on Exhibit “E” attached hereto (collectively, the “FF&E”).  Landlord has made no representations or warranties, express, implied or otherwise, regarding the condition or working order of the FF&E.  Tenant confirms that it has had the reasonable opportunity to inventory and inspect the FF&E and hereby represents that (i) it accepts the FF&E "AS IS AND WITH ALL FAULTS", and (ii) it is satisfied that all items of FF&E listed on Exhibit "E" attached hereto are currently located in the Building and are hereby accepted by Tenant, subject to and in accordance with the terms of this Section 1.4.  Throughout the Term of this Lease, Tenant shall be obligated to maintain the FF&E, and shall obtain and maintain property insurance on the FF&E as set forth in Section 20.1(a) below.  In no event shall Landlord have any liability or responsibility with respect to the FF&E, and Landlord shall have no responsibility to repair, replace or refurbish the FF&E at any time for any reason, unless due to Landlord’s intentional or grossly negligent acts or omissions.

1.5

Tenant's Entry Into the Premises Prior to the Commencement Date.  Landlord shall deliver the Premises to Tenant on the date of full execution and delivery of this Lease by Landlord and Tenant ("Delivery Date") to allow Tenant and its employees, agents, architects, engineers, contractors and other representatives to access to the Premises for the purpose of Tenant installing furniture, fixtures and equipment (including lab equipment, telephones and computers and related cabling) in the Premises and construction of the Improvements pursuant to the Tenant Work Letter attached hereto as Exhibit "D".  Prior to Tenant's entry into the Premises as permitted by the terms of this Section 1.5, Tenant shall submit certificates of insurance reasonably acceptable to Landlord and shall submit a schedule to Landlord (and Landlord's contractor, if so requested by Landlord), for their approval, which schedule shall detail the timing and purpose of Tenant's entry.  Tenant's entry into the Premises shall be subject to all terms and conditions of this Lease except the payment of Monthly Rent and CAM Costs prior to the Commencement Date.  Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Property and Premises and against injury to any persons caused by Tenant's actions in the Premises pursuant to this Section 1.5.
2.	Term.
2.1

Term; Notice of Lease Dates.  This Lease shall be effective upon the date first above written (the "Effective Date").  The term of this Lease (the "Term") shall commence upon the date set forth in Section 1.4 of the Summary ("Commencement Date") and shall expire on the date set forth in Section 1.5 of the Summary ("Lease Expiration Date"), unless sooner terminated or extended as provided herein.  If Landlord does not deliver possession of the Premises to Tenant on or before the Delivery Date, Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder; provided that the Anticipated Commencement Date shall be extended day-for-day by any delays in the Delivery Date.  Within ten (10) days after Landlord's request, Tenant shall execute a written confirmation of the Commencement Date as set forth in the Notice of Lease Term Dates attached hereto as Exhibit "C".  The Notice of Lease Term Dates shall be binding upon Tenant unless Tenant objects thereto within ten (10) days following Landlord's request.

2.2

Conditions Precedent.  Landlord will not be obligated to deliver possession of the Premises to Tenant until Landlord has received from Tenant all of the following:  (i) a copy of this Lease fully executed by Tenant; (ii) evidence satisfactory to Landlord of the deposit of the Security Deposit in accordance with Section 5 below, and the first installment of Monthly Rent in accordance with Section 3.1 below; and (iii) copies of policies of insurance or certificates thereof as required under Article 20 of this Lease.

2.3	Options to Extend.
(a)

Option Right.  Landlord hereby grants the Tenant named in this Lease (the "Original Tenant") two (2) consecutive options (each an "Option") to extend the Term for the entire Premises for a period of five (5) years each (each, an "Option Term"), which Options shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below.  The rights contained in this Section 2.3 shall be personal to the Original Tenant and any Affiliated Assignee (as defined in Section 14.5 below) and may only be exercised by the Original Tenant or an Affiliated Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease).  Tenant must timely and properly exercise the first (1st) Option in order to be permitted to exercise the second (2nd) Option.

(b)

Option Rent.  The Monthly Rent payable by Tenant during an Option Term ("Option Rent") shall be equal to the "Market Rent" (defined below).  "Market Rent" shall mean the applicable Monthly Rent at which tenants, as of the commencement of the Option Term, are entering into leases for non-sublease space which is not encumbered by expansion rights and which is comparable in size, location and quality to the Premises in renewal transactions for a term comparable to the Option Term which comparable space is located in similarly improved lab/life science buildings comparable to the Building in the Sorrento Mesa submarket, taking into consideration the reimbursement structure for real property taxes, operating expenses and insurance costs, any rent concessions, tenant improvement allowances or other rental incentives, and the value of the existing improvements in the Building to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Building are specifically suitable to Tenant.

(c)

Exercise of Option.  Each Option shall be exercised by Tenant only in the following manner:  (i) Tenant shall not be in default after expiration of any applicable notice and cure periods on the delivery date of the Interest Notice and Tenant's Acceptance; (ii) Tenant shall deliver written notice ("Interest Notice") to Landlord not more than fifteen (15) months nor less than nine (9) months prior to the expiration of then Term of this Lease, stating that Tenant is interested in exercising the Option; (iii) within fifteen (15) business days of Landlord's receipt of Tenant's written notice, Landlord shall deliver notice ("Option Rent Notice") to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within fifteen (15) business days after receipt of the Option Rent Notice ("Tenant's Acceptance") and as part of Tenant’s Acceptance, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice.  Tenant's failure to deliver the Interest Notice or Tenant's Acceptance on or before the dates specified above shall be deemed to constitute Tenant's election not to exercise the Option.  If Tenant timely and properly exercises an Option, the Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Monthly Rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 2.3(d) below.

(d)

Determination of Option Rent.  If Tenant timely and appropriately objects to Landlord's determination of the Option Rent in Tenant's Acceptance, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts.  If Landlord and Tenant fail to reach agreement within twenty-one (21) days following Tenant's Acceptance ("Outside Agreement Date"), then each party shall make a separate determination of the Option Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):

(i)

Landlord and Tenant shall each appoint, within ten (10) business days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Building, and who has been active in such field over the last five (5) years.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of Section 2.3(b) above (i.e., the arbitrators may only select Landlord's or Tenant's determination of Option Rent and shall not be entitled to make a compromise determination).

(ii)

The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third (3rd) arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(iii)

The three (3) arbitrators shall within fifteen (15) days of the appointment of the third (3rd) arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Market Rent, and shall notify Landlord and Tenant thereof.

(iv)	The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
(v)

If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one (1) of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

(vi)

If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third (3rd) arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.3(d).

(vii)	Each of Landlord and Tenant shall (1) separately pay for the cost of its respective chosen arbitrator, and (2) pay the cost of the neutral third arbitrator and all other costs of arbitration equally.
2.4

Termination Option.  Provided Tenant fully and completely satisfies each of the conditions set forth in this Section 2.4, Tenant shall have the one time option ("Termination Option") to terminate this Lease effective as of the last day of the ninetieth (90th) full calendar month of the initial Term of this Lease only (the "Termination Date").  In order to exercise the Termination Option, Tenant must fully and completely satisfy each and every one of the following conditions:  (a) Tenant must give Landlord written notice ("Termination Notice") of its exercise of the Termination Option, which Termination Notice must be delivered to Landlord at least twelve (12) months prior to the Termination Date; (b) at the time of the delivery of the Termination Notice to Landlord, Tenant shall not be in default under this Lease after expiration of any applicable notice and cure periods; and (c) concurrently with Tenant's delivery of the Termination Notice to Landlord, Tenant shall pay to Landlord a termination fee ("Termination Fee") equal to six (6) months (provided that the Termination Fee shall be increased to eight (8) months if Tenant uses more than $20.00 per rentable square foot of the Building of the Additional Allowance pursuant to the Tenant Work Letter) of Monthly Rent calculated at the rate otherwise payable for the ninetieth (90th) full calendar month of the initial Term of this Lease.  The right to exercise the Termination Option is personal to the Original Tenant and any Affiliated Assignee.

3.	Rent.
3.1

Monthly Rent.  Tenant agrees to pay Landlord, as rent for the Premises, the Monthly Rent designated in Section 1.6 of the Summary.  The Monthly Rent shall be paid by Tenant in advance on the first day of each and every calendar month commencing upon the Commencement Date, except that the first full month's Monthly Rent for the Premises shall be paid upon execution of this Lease by Tenant.  Monthly Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

3.2

Additional Rent.  All amounts and charges payable by Tenant under this Lease in addition to the Monthly Rent described in Section 3.1 above shall be considered additional rent for the purposes of this Lease, and the word "Rent" in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Monthly Rent is referenced.  Rent shall be paid to Landlord as provided in Article 7, without any prior demand therefor and without any deduction or offset except as specified elsewhere in the Lease or the Tenant Work Letter attached hereto, in lawful money of the United States of America.

3.3

Abatement of Monthly Rent.  Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant's obligation to pay Monthly Rent for the second (2nd) through the eighth (8th) full calendar months of the initial Term of this Lease ("Abatement Period") in the amount of $777,022.40.

During such Abatement Period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease including, without limitation, the payment to Landlord of Real Property Taxes and Insurance Costs.  In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Article 22 of this Lease, then as a part of the recovery set forth in Article 22 of this Lease, Landlord shall be entitled to the recovery of the unamortized portion of the Monthly Rent that was abated under the provisions of this Section 3.3, which unamortized portion shall be calculated on a straight-line basis over the one hundred twenty-seven (127) month initial Lease Term.

3.4

Abatement of Monthly Rent Upon Sale.  Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, if the entity originally named in this Lease as the Landlord hereunder, e.g. 9955 MESA RIM, A DE LLC (the “Original Landlord”) sells the Property, or transfers any other interest in the Property or the Original Landlord in a manner that would cause the Property to be reassessed for property tax purposes as a result of a “change in ownership” as defined in California Revenue and Taxation Code §60 (a “Sale”), and (a) the Sale closes between the period beginning on the date of this Lease and ending on third (3rd) anniversary of the date of this Lease, then Landlord hereby agrees to abate Tenant's obligation to pay Monthly Rent for the first two (2) full calendar months following the closing of such Sale (or, if all or a part of such two (2) months would otherwise occur during the Abatement Period set forth in Section 3.3 above, then the first two (2) full months following the Abatement Period), or (b) the Sale closes between the period beginning on the first day following the third (3rd) anniversary of the date of this Lease and ending on fifth (5th) anniversary of the date of this Lease, then Landlord hereby agrees to abate Tenant's obligation to pay Monthly Rent for the first one (1) full calendar month following the closing of such Sale. For the avoidance of doubt, Tenant shall not be entitled to an additional abatement of Monthly Rent under this Section 3.4 if there is a Sale after the fifth (5th) anniversary of the date of this Lease. During and such period of abated Monthly Rent under this Section 3.4, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease including, without limitation, the payment to Landlord of Real Property Taxes and Insurance Costs.

4.	Triple-Net Lease.
4.1

Tenant's Obligations; Operating Expenses.  Except as otherwise provided herein, all Rent shall be absolutely net to Landlord so that this Lease shall yield net to Landlord, the Rent to be paid each month during the Term of this Lease.  Tenant shall be responsible for the reimbursement as "Operating Expenses" for the Permitted Capitalized Expenses in accordance with Section 11.2(a) below.  Nothing herein contained shall be deemed to require Tenant to pay or discharge any litigation regarding title, liens or mortgages of any character whatsoever which may exist or hereafter be placed upon the Premises by an affirmative act or omission of Landlord.

Notwithstanding anything to the contrary in this Lease, the following shall not be considered a part of CAM Costs: (a) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Property; (b) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (c) any deprecation of the Building; (d) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Building to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (e) principal, interest or fees for loans or any costs associated with financing the Building; (f) ground rent; (g) costs of repairs and maintenance actually reimbursed by any other party (including, without limitation, by insurance proceeds); (h) attorneys’ fees and other costs incurred in disputes with third parties; (i) costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters; (j) costs or expenses resulting from the violation of any laws by Landlord or as a result of the gross negligence or misconduct of Landlord; (k) the cost of testing, containing, removing or otherwise remediating any contamination of the Property (including the underlying land and ground water) by any Hazardous Materials that were not caused by Tenant; (l) wages, salaries or other compensation paid to any executive employees above the grade of senior director of property operations or similar title; (m) costs of capital improvements, replacements or alterations (as determined pursuant to generally acceptable accounting principles), except as permitted by Section 11.2(a); (n) costs to correct a violation of building codes, zoning laws, accessibility laws, or any other applicable laws, where such legal violation existed on or before the Delivery Date; (o) any costs associated with selling, transferring or encumbering the Building or of any ownership interest in Landlord; (p) advertising or promotional expenditures, or any Building signage; (q) the costs of correcting any latent defects in the original construction of the Building or Landlord’s Work; (r) property management fees exceeding two percent (2%) of Building revenues; and (s) reserves of any kind.

4.2

Estimated Expenses.  On or before the first day of each calendar year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of Landlord’s reasonable estimate of the amounts payable by Tenant for Operating Expenses, Real Property Taxes and Insurance Costs (collectively, "CAM Costs") for the ensuing calendar year (each an "Expense Estimate").  On or before the first day of each month during such ensuing calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated amounts set forth in an Expense Estimate.  If Landlord does not deliver an Expense Estimate for any calendar year, Tenant shall continue to pay on the basis of the prior year’s Expense Estimate until the month after such new Expense Estimate is given, and subsequent payments by Tenant shall be based on Landlord’s current Expense Estimate, adjusted, as determined by Landlord, so that the subsequent monthly installments payable by Tenant hereunder through the end of the calendar year reimburse Landlord for all amounts payable by Tenant for CAM Costs.  If at any time it appears to Landlord that the amounts payable under Section 4.1 hereof for the current calendar year will vary from Landlord’s Expense Estimate, Landlord may, by giving written notice to Tenant, revise Landlord’s Expense Estimate for such year, and subsequent payments by Tenant for such year shall be based on such revised Expense Estimate.

4.3

Reconciliation of Expenses.  On or before April 1st of each calendar year, or as soon after such date as practicable, Landlord shall give Tenant a written statement of the amounts payable as CAM Costs for such calendar year certified by Landlord (each an "Expense Statement").  If an Expense Statement shows an amount owing by Tenant that is less than the estimated payments for such calendar year previously made by Tenant, Landlord shall, at its option, either refund or credit the excess to Tenant within thirty (30) days of the date of such Expense Statement.  If an Expense Statement shows an amount owing by Tenant that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such Expense Statement and payment of such deficiency shall be a condition precedent to Tenant’s rights to inspect Landlord’s books pursuant to Section 4.5 below.

4.4

Proration of Expenses in Final Lease Year.  If the Term ends on a day other than the last day of a calendar year, the amounts payable by Tenant under this Article 4 applicable to the calendar year in which such Term ends shall be prorated according to the ratio which the number of days in such calendar year to and including the end of the Term bears to three hundred sixty (360).  Termination of this Lease shall not affect the obligation of Tenant pursuant to Section 4.3 to be performed after such termination.

4.5

Audit.  Tenant shall have the right, at its sole cost and expense, to inspect the books of Landlord directly relating to CAM Costs, after giving prior written notice to Landlord of Tenant’s intent to conduct such inspection no later than one hundred eighty (180) days after delivery of such Expense Statement, and no sooner than five (5) business days prior to conducting such inspection.  Tenant shall conduct its inspection of Landlord’s books during the business hours of Landlord at Landlord’s office or at such other location as Landlord may designate, for the purpose of verifying the information in such statement.  Tenant shall use a certified public accountant reasonably acceptable to Landlord to conduct its inspection of Landlord’s books and in no event shall Tenant have the right to pay such accountant on a contingency fee basis.  If Tenant shall have availed itself of its right to inspect the books and records, and whether or not Tenant disputes the accuracy of the information set forth in such books and records, Tenant shall nevertheless pay the amount set forth in Landlord’s then-current Expense Estimate and continue to pay the amounts required by Section 4.3, pending resolution of said dispute.  If Tenant’s inspection of Landlord’s books reveals that the amount of CAM Costs paid or incurred by Landlord in the calendar year being audited ("Audited Expenses") are overstated in the aggregate, then Landlord shall within thirty (30) days after the completion of the inspection elect to either reimburse or credit Tenant for any and all overcharges; or if the Audited Expenses for any calendar year are not overstated, then Tenant shall within thirty (30) days after the completion of the inspection pay to Landlord the amount (if any) by which Tenant has underpaid CAM Costs for the calendar year being audited.  If it is determined that Landlord overstated the Audited Expenses by more than three percent (3%), then Landlord shall pay all reasonable costs and expenses related to the audit.  If Tenant fails to notify Landlord of Tenant’s election to inspect Landlord’s books within one hundred eighty (180) days of Tenant’s receipt of Landlord’s Expense Statement, Landlord’s Expense Statement shall be deemed final and binding on Tenant and Tenant shall have no further right to inspect Landlord’s books with respect to the CAM Costs for the calendar year for which the Landlord’s Expense Statement pertains.

5.

Security Deposit.  Concurrently with Tenant's execution of this Lease, Tenant shall deposit with Landlord the Security Deposit designated in Section 1.7 of the Summary.  The Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant during the Term.  The Security Deposit is not, and may not be construed by Tenant to constitute, rent for the last month or any portion thereof.  If Tenant defaults with respect to any of its obligations under this Lease after expiration of all applicable notice and cure periods, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any other amount, loss or damage which Landlord may spend, incur or suffer by reason of Tenant's default.  If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) business days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount.  Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit.  If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant within two (2) weeks following the expiration or earlier termination of the Lease term, provided that Landlord, upon written notice given on or before the expiration or earlier termination of the Lease term, as applicable, may retain the Security Deposit until such time as any amount due from Tenant to Landlord in accordance with this Lease has been determined and paid in full.  If Landlord sells its interest in the Building during the Term and if Landlord deposits with the purchaser the Security Deposit (or balance thereof), and such purchaser acknowledges receipt thereof, then, upon such sale, Landlord shall be discharged from any further liability with respect to the Security Deposit.  Tenant waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Laws, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified above, and all of Landlord's damages under this Lease and California Laws including, but not limited to, any damages accruing upon termination of this Lease under Section 1951.2 of the California Civil Code and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant.

6.	Use.
6.1

General.  Tenant shall use the Premises solely for the Permitted Use specified in Section 1.8 of the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever.  Tenant shall, at its sole cost and expense, observe and comply with all requirements of any board of fire underwriters or similar body relating to the Premises, all recorded covenants, conditions and restrictions[1] now or hereafter affecting the Premises (provided that Landlord shall not consent to any new covenants, conditions and restrictions after the date of this Lease that would materially impair Tenant’s use of or access to the Premises) and all Laws now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement (whether structural or non-structural, including unforeseen and/or extraordinary alterations or improvements, and regardless of the period of time remaining in the Term) of the Premises, including, without limitation, the provisions of the Americans with Disabilities Act ("ADA") as it pertains to the condition, use, occupancy, improvement and alteration (whether structural or non-structural, including unforeseen and/or extraordinary alterations or improvements, and regardless of the period of time remaining in the Term) of the Premises; provided, however, that, notwithstanding anything to the contrary herein, Tenant shall not be liable for, or responsible for making any structural changes to the Premises to correct, a violation of building codes, zoning laws, accessibility laws, the ADA or any other applicable laws, where such structural violation existed on or before the Delivery Date.  Tenant shall not use or allow the Premises to be used (a) in violation of any recorded covenants, conditions and restrictions affecting the Premises or of any Law, or of any certificate of occupancy issued for the Premises, or (b) for any improper, immoral, unlawful or reasonably objectionable purpose.  Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, nor commit or suffer to be committed any waste in, on or about the Premises.

6.2

Signs, Awnings and Canopies.  Tenant shall have the right to fabricate and install, at Tenant's sole cost and expense, upon the Building such signage that complies with the City of San Diego's signage criteria (including, without limitation, an exclusive sign at the top of the Building in a location reasonably approved by Landlord), provided Tenant complies with any covenants of record and obtains approval from all governmental authorities having jurisdiction over the Building and written approval from Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant agrees to maintain any such sign, awning, canopy, decoration, lettering or advertising matter as may be approved by Landlord in good condition and repair at all times at Tenant's sole cost and expense.  At the expiration or earlier termination of this Lease, at Landlord's election, Tenant shall remove all signs, awnings, canopies, decorations, lettering and advertising installed by or at the direction of Tenant and shall repair any damage to the Premises resulting therefrom and return the impacted area(s) to their condition prior to such installation (including, without limitation, patching as needed) all at Tenant's sole cost and expense.  If Tenant fails to maintain any such approved sign, awning, decoration, lettering, or advertising, Landlord may do so and Tenant shall reimburse Landlord for such cost plus a three percent (3%) overhead fee.  If, without Landlord's prior written consent, Tenant installs any sign, awning, decoration, lettering or advertising, or fails to remove any such item(s) at the expiration or earlier termination of this Lease, Landlord may have such item(s) removed and stored and may repair any damage to the Premises at Tenant's expense.  The removal, repair and/or storage costs shall bear interest until paid at the Interest Rate.

6.3	Hazardous Materials.
6.3.1

Tenant's Environmental Representations and Indemnification.  Except as provided in Section 6.3.2 below, Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, "Tenant's Parties"), without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold, condition or delay, provided that such Hazardous Materials are customary for comparable life science tenants in San Diego, California.  Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises by Tenant or any of Tenant's Parties.  To the fullest extent permitted by Law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord's partners, officers, directors, employees, agents, successors and assigns (collectively, "Landlord Indemnified Parties") from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises first introduced to the Premises by Tenant or a Tenant Party.  Tenant agrees to promptly notify Landlord of any discovery or release of Hazardous Materials that Tenant becomes aware of during the Term of this Lease, whether caused by Tenant, Tenant Parties or any other persons or entities.  In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant's Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release in accordance with applicable Environmental Law, and, if such release is caused by Tenant or a Tenant Party, prevent any similar future release to the reasonable satisfaction of Landlord and Landlord's mortgagee(s).  At all times during the Term of this Lease (but not more than once in any 12-month period), Landlord will have the right, but not the obligation, to enter upon the Premises in accordance with Section 15 hereof to inspect, investigate, sample and/or monitor the Premises to determine if Tenant is in compliance with the terms of this Lease regarding Hazardous Materials.  Tenant will, upon the request of Landlord, cause to be performed an environmental audit of the Premises by an environmental consulting firm reasonably acceptable to Landlord at Landlord’s sole cost and expense unless such audit shall discover a violation of applicable Environmental Law by Tenant.  The term "Hazardous Materials" shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated or regulated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the State, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), and freon and other chlorofluorocarbons.  The term "Environmental Law" means any past, present or future federal, state or local statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials.  The provisions of this Section 6.3.1 will survive the expiration or earlier termination of this Lease.

6.3.2

Permitted Hazardous Materials.  Landlord acknowledges that it is not the intent of this Section 6.3 to prohibit Tenant from operating its business as described in Section 1.8 of the Summary above.  Tenant may use, store, handle and generate Hazardous Materials to operate its business according to the custom of the industry of the Permitted Use so long as the use or presence of any Hazardous Material is strictly and properly monitored and accomplished according to all applicable governmental requirements and in accordance with all Environmental Laws.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Premises ("Hazardous Materials List").  Tenant shall deliver an updated list before any new Hazardous Material is brought onto the Premises or on or before the date Tenant obtains any additional permits or approvals for Hazardous Materials.  Landlord shall have the right to refuse such Hazardous Materials and cause Tenant to promptly remove them from the Premises in the event that (i) any use of the Premises by Tenant involves the generation or storage, use, treatment or disposal of Hazardous Material in a manner or for a purpose prohibited at the Premises by order of any applicable governmental agency or authority; (ii) Tenant has been required by any lender or governmental authority to take remedial action in connection with Hazardous Material contaminating the Premises if the contamination resulted from Tenant's actions or use of the Premises (unless Tenant is diligently seeking compliance with such remedial action); or (iii) Tenant is in violation of an enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material on the Premises (unless Tenant is diligently seeking compliance with such enforcement order).  Landlord shall have the right to have an environmental audit of the Premises to be conducted within ninety (90) days prior to the scheduled expiration date of this Lease, or at termination of this Lease, if the Lease is terminated on a date other than the scheduled termination date.  If a violation of applicable Environmental Law is discovered and such violation was caused by Tenant or a Tenant Party, Tenant shall promptly perform any remedial action required by applicable Environmental Law.  The costs of such audits shall be borne by Landlord unless the audit discloses the existence of a violation of applicable Environmental Law by Tenant or a Tenant Party, in which case the costs of the audit shall be borne by Tenant.

6.4

Refuse and Sewage.  Tenant agrees not to keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers and agrees to regularly and frequently remove same from the Premises.  Tenant shall keep all containers or other equipment used for storage of such materials in a clean and sanitary condition.  Tenant shall, at Tenant's sole cost and expense, properly dispose of all sanitary sewage and shall not use the sewage disposal system for the disposal of anything except sanitary sewage.  Tenant shall keep the sewage disposal system free of all obstructions and in good operating condition.  Tenant shall contract directly for all trash disposal services at Tenant's sole cost and expense.

6.5

Exculpation; Landlord Indemnity.  Landlord represents and warrants to Tenant that, to its actual knowledge as of the Delivery Date, no Hazardous Materials exist in, on, under or about the Premises or Building in violation of any Environmental Law.  Notwithstanding anything to the contrary in this Lease, Tenant shall not be responsible to remediate nor otherwise be liable or responsible for (not shall Tenant be responsible to indemnify Landlord with respect to) any Hazardous Materials (a) located in, on, under or about the Premises or Building prior to the Delivery Date, (b) brought upon the Premises by Landlord or any of the Landlord Indemnified Parties, or (c) that have migrated onto the Premises or Building from other properties ("Landlord’s Hazardous Materials").  To the extent that Landlord’s Hazardous Materials are discovered at the Premises and remediation of the same is required by a governmental authority with jurisdiction, then Landlord shall remediate the Landlord’s Hazardous Substances (to the extent required by the applicable governmental authority) at Landlord’s sole cost and expense, and not subject to inclusion in Operating Expenses.  To the fullest extent permitted by Environmental Law, Landlord agrees to promptly indemnify, protect, defend and hold harmless Tenant and the Tenant Parties from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees and court costs) which arise or result from the presence of any Hazardous Materials (i) located in, on, under or about the Premises or Building prior to the Delivery Date, or (ii) brought upon the Premises by Landlord or any of the Landlord Indemnified Parties.

7.

Payments and Notices.  All Rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated in Section 1.1 of the Summary, by wire transfer or ACH pursuant to Landlord’s written payment instructions, or to such other persons and/or at such other places as Landlord may hereafter designate in writing.  Any notice required or permitted to be given hereunder must be in writing and given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the Premises, or to Landlord at the address(es) designated in Section 1.1 of the Summary.  Either party may, by written notice to the other, specify a different address for notice purposes.  Notice given in the foregoing manner shall be deemed given (i) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (ii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs.  For purposes of this Article 7, a "business day" is Monday through Friday, excluding holidays observed by the United States Postal Service.

8.

Brokers.  Landlord has entered into an agreement with the real estate broker specified in Section 1.9 of the Summary as representing Landlord ("Landlord's Broker"), and Landlord shall pay any commissions or fees that are payable to Landlord's Broker with respect to this Lease in accordance with the provisions of a separate commission contract.  Each of Landlord and Tenant represents to the other that it has not had any dealings with any real estate broker, finder or intermediary with respect to this Lease, other than Landlord's Broker and the broker specified in Section 1.9 of the Summary as representing Tenant ("Tenant's Broker").  Any commissions or fees payable to Tenant's Broker with respect to this Lease shall be paid exclusively by Landlord's Broker.  Each party represents and warrants to the other, that, to its knowledge, no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, or (b) is or might be entitled to a commission or compensation in connection with this Lease.  Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein.  Landlord shall indemnify, protect, defend (by counsel reasonably approved in writing by Tenant) and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach by Landlord of the foregoing representation, including, without limitation, any claims that may be asserted against Tenant by any broker, agent or finder undisclosed by Landlord herein.  The foregoing indemnities shall survive the expiration or earlier termination of this Lease.

9.	Surrender; Holding Over.
9.1

Surrender of Premises.  Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises to Landlord, and Tenant shall deliver exclusive possession of the Premises to Landlord broom clean and in substantially similar condition and repair as received, reasonable wear and tear excepted (and casualty damage excepted if this Lease is terminated as a result thereof pursuant to Article 18), with all of Tenant's personal property removed therefrom and all damage caused by such removal repaired, as required pursuant to Sections 12.2 and 12.3 below.  If Tenant holds over without Landlord’s written consent and thereafter fails to surrender the Premises within one (1) month of the expiration or earlier termination of this Lease, with such removal and repair obligations completed, then, in addition to Landlord's rights and remedies under Section 12.4 and the other provisions of this Lease, Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from such failure to surrender, including, without limitation, any claim made by any succeeding tenant based thereon.  The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

9.2

Holding Over.  If Tenant holds over after the expiration or earlier termination of the Lease Term without Landlord’s written consent, then, without waiver of any right on the part of Landlord as a result of Tenant's failure to timely surrender possession of the Premises to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant's obligation to pay all costs, expenses and any other additional rent under this Lease), but at a Monthly Rent equal to (a) for the first month of holdover, one hundred twenty-five percent (125%) of the Monthly Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination and (b) following the first month of holdover, one hundred fifty percent (150%) of the Monthly Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination.  Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a hold over hereunder or result in an extension of this Lease; however, Landlord shall not be entitled to any additional sums except as provided in Section 9.1 above.  Tenant shall pay an entire month's Monthly Rent calculated in accordance with this Section 9.2 for any portion of a month it holds over and remains in possession of the Premises pursuant to this Section 9.2.

9.3

No Effect on Landlord's Rights.  The foregoing provisions of this Article 9 are in addition to, and do not affect, Landlord's right of re-entry or any other rights of Landlord hereunder or otherwise provided at law or in equity, except for payment of rent.

10.	Taxes.
10.1

Real Property Taxes.  In accordance with Article 4 hereof, Tenant agrees to reimburse Landlord for all general and special real property taxes, assessments (including, without limitation, change in ownership taxes or assessments), liens, bond obligations, license fees or taxes, commercial rent taxes and any similar impositions in-lieu of other impositions now or previously within the definition of real property taxes or assessments and any and all assessments under any covenants, conditions and restrictions affecting the Premises (collectively "Real Property Taxes") which may be now or hereafter levied or assessed against the Premises applicable to the period from the Commencement Date, until the expiration or sooner termination of this Lease.  Real Property Taxes shall include, by way of illustration but not limitation, the following:  (a) any tax on Landlord's "right" to rent or "right" to other income from the Premises or as against Landlord's business of leasing the Premises; (b) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax; (c) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the Rent payable by Tenant hereunder, including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such Rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant and of the Premises; (d) any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and/or (e) any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Premises make a part.  Real Property Taxes shall not include (1) net income taxes of Landlord or the owner of any interest in the Building, (2) franchise, capital stock, gift, estate or inheritance taxes, (3) any federal, state or local documentary taxes imposed against the Property or any portion thereof or interest therein, or (4) any late fees, interest or penalties incurred due to Landlord’s failure to pay any reimbursable portion of Real Property Taxes as and when due.

All Real Property Taxes for the tax year in which the Commencement Date occurs and for the tax year in which this Lease terminates shall be apportioned and adjusted so that Tenant shall not be responsible for any Real Property Taxes for a period of time occurring prior to the Commencement Date or subsequent to the expiration of the Term.

Tenant shall pay Real Property Taxes as part of CAM Costs in accordance with Article 4; provided, however, Tenant, at its sole cost and expense, shall have the right, (a) to pay any Tenant contested amounts to Landlord under protest and (b) with Landlord's reasonable cooperation, to contest any Real Property Tax assessment of the Property and/or bring suit in any court of competent jurisdiction to seek to recover from the governmental authority the amount of any such taxes and assessments that Tenant believes were incorrectly assessed against the Premises.

10.2

Personal Property Taxes.  Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant Improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant).  If any such taxes or assessments are levied against Landlord or Landlord's personal property located within the Premises, Landlord may, after written notice to Tenant (and under proper protest if requested by Tenant) pay such taxes and assessments, and Tenant shall reimburse Landlord therefor within thirty (30) days after Tenant’s receipt of invoices for same from Landlord; provided, however, Tenant, at its sole cost and expense, shall have the right, with Landlord's cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

11.	Repairs.
11.1

Tenant's Repair Obligations.  Except as provided in Section 11.2 below, Tenant shall at all times and at Tenant's sole cost and expense, keep, maintain, clean, repair, renovate, replace and preserve the Premises and all parts thereof, including, without limitation, the non-structural portions of the Building, utility meters, plumbing, pipes and conduits, all heating, ventilating and air conditioning systems located within the Premises, all fixtures, furniture and equipment, Tenant's signs, if any, locks, closing devices, security devices, windows, window sashes, casements and frames, floors and floor coverings, shelving, restrooms, ceilings, interior walls, roof, skylights, interior and demising walls, doors, electrical and lighting equipment, sprinkler systems, parking areas, driveways, walkways, parking lots, loading dock areas and doors (including, without limitation, roll up doors), rail spur areas, fences, signs, lawns and landscaping, if any, all Tenant Improvements, Tenant Changes or other alterations, additions and other property and/or fixtures located within the Premises in good condition and repair, reasonable wear and tear excepted.  Tenant's repair and maintenance obligations shall include, but not be limited to, slurry coating the parking areas every thirty (30) months; parking area and driveway sweeping and repairing; and responsibility for painting.  Tenant shall at all times during the Term make all non-structural changes, repairs and improvements to the Premises of every kind and nature, whether ordinary or extraordinary, foreseen or unforeseen, which may be required by any Laws or for the safety of the Premises.  Tenant agrees to procure and maintain maintenance contracts for all heating, ventilating and air conditioning systems with reputable contractors reasonably approved by Landlord.  Such maintenance and repairs shall be performed with due diligence, lien-free and in a good and workmanlike manner, by licensed contractor(s) which are selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold or delay; provided that no such approval of Landlord is required for any one-time service work under $5,000.00.  Tenant shall be responsible for employing a janitorial and maintenance service for the Premises, which contractor shall provide services five (5) days per week and shall be reasonably approved by Landlord, and Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide such services at the Premises.

11.2

Landlord's Repair Rights and Obligations. Landlord shall be responsible, at its sole cost and expense, to repair and maintain the structural components of the Building, including but not limited to, the slab, foundation and structural components.  Landlord has no obligation whatsoever to alter, remodel, improve, repair, renovate, retrofit, replace, redecorate or paint all or any part of the Premises except as expressly provided in this Lease.  Tenant waives the provisions of California Civil Code Sections 1932(1) and 1942 and any successive sections or statutes of a similar nature). If Tenant fails to perform Tenant's obligations under Section 11.1 hereof, or under any other provision of this Lease, then Landlord shall have the option (but not the obligation) to enter upon the Premises after ten (10) business days' prior written notice to Tenant, or in the case of an emergency immediately without prior notice, to perform such obligations on Tenant's behalf necessary to return the Premises to good order, condition and repair, whereupon the costs incurred by Landlord shall become due and payable to Landlord, upon demand, together with a fee of three percent (3%) of the costs of such work for Landlord's managing agent.  Notwithstanding anything to the contrary in this Section 11.2, if the exterior portions of the Premises are not in compliance with the Americans with Disabilities Act requirements in effect as the date of this Lease and as the Premises is intended to be improved pursuant to the Tenant Work Letter attached hereto, and a governmental authority requires that such non-compliance be remedied, Landlord shall cause such work to be promptly performed at Landlord's sole cost and expense; provided, however, all costs to bring the inside of the Building into compliance with all applicable laws, including, without limitation, local and state building code requirements, the Americans with Disabilities Act, Title 24, and 1997 or later UBC Seismic Code Requirements shall be Tenant's responsibility (subject to the use of any available unused Improvement Allowance funds pursuant to the Tenant Work Letter attached hereto as Exhibit "D").

(a)

Roof and HVAC Repairs/Replacement by Landlord.  If, at any time during the Term of this Lease, the cumulative repair costs for (i) the HVAC units or (ii) the roof and/or the roof membrane, for the Building meets or exceeds or are anticipated to meet or exceed fifty percent (50%) of the estimated replacement cost of such items (i) or (ii), respectively, then Landlord shall agree to replace such items pursuant to this Section 11.2(a) so long as such replacement is not due to the negligence or willful misconduct of Tenant or its agents or employees.  If the foregoing sentence is satisfied, then Landlord shall promptly engage a licensed contractor to immediately replace such items set forth in clause (i) and/or (ii) at Landlord’s cost, provided that such costs shall be amortized over a fifteen (15) year useful life and apportioned to Tenant to be reimbursed to Landlord over such remainder of the Term of this Lease as Operating Expenses ("Permitted Capitalized Expenses").

11.3

Condition of Premises.  Tenant acknowledges and agrees that, except as expressly provided in this Lease, Landlord has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever (whether express or implied) concerning or with respect to (a) the value, nature, quality or condition of the Premises; (b) the suitability of the Premises for any and all activities and uses which Tenant may conduct thereon; (c) the compliance of the Premises with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, environmental laws (collectively, "Laws" or “Law”); (d) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Premises; (e) the manner or quality of the construction or materials incorporated into the Premises; (f) the manner, quality, state of repair or lack of repair of the Premises; or (g) any other matter with respect to the Premises.  Tenant further acknowledges and agrees that the leasing of the Premises as provided for herein is made on an "AS-IS" condition and basis with all faults.  Notwithstanding anything to the contrary in this Section 11.3, Landlord shall deliver the Premises to Tenant with the Base, Shell and Core (as such term is defined in the Tenant Work Letter attached hereto) and Building systems in good working order and condition.

12.	Alterations.
12.1	Tenant Changes; Conditions.
(a)

Tenant shall not make any alterations, additions, or improvements to the Premises (collectively, "Tenant Changes," and individually, a "Tenant Change") unless Tenant first obtains Landlord's prior written approval thereof, which approval Landlord shall not unreasonably withhold or delay.  Notwithstanding the foregoing, Landlord's prior approval shall not be required for any Tenant Change which satisfies all of the following conditions (hereinafter a "Pre-Approved Change"):  (i) the costs of such Tenant Change does not exceed Twenty-Five Thousand Dollars ($25,000.00) individually; (ii) the costs of such Tenant Change when aggregated with the costs of all other Pre-Approved Changes made by Tenant do not exceed Two Hundred Thousand Dollars ($200,000.00) in any twelve (12) consecutive month period; (iii) Tenant delivers to Landlord final plans, specifications and working drawings for such Tenant Change at least ten (10) days prior to commencement of the work thereof; (iv) Tenant and such Tenant Change otherwise satisfy all other conditions set forth in this Section 12.1; and (v) the Tenant Change does not affect the structural, electrical, mechanical, life-safety or exterior elements of the Premises.  Notwithstanding the foregoing, the construction of initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter attached hereto as Exhibit D and not the terms of this Article 12.

(b)

After Landlord has approved the Tenant Changes and the plans, specifications and working drawings therefor (or is deemed to have approved the Pre-Approved Changes as set forth in Section 12.1(a) above), Tenant shall: (i) enter into an agreement for the performance of such Tenant Changes with licensed and bondable contractors and subcontractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; and (ii) before proceeding with any Tenant Change, provide Landlord with at least ten (10) days' prior written notice thereof.  In addition, before proceeding with any Tenant Change, Tenant's contractors shall obtain, on behalf of Tenant and at Tenant's sole cost and expense: (A) all necessary governmental permits and approvals for the commencement and completion of such Tenant Change; and (B) if the cost of the Tenant Change is expected to be in excess of $100,000.00, at Landlord's request, a completion and lien indemnity bond, or other surety, reasonably satisfactory to Landlord for such Tenant Change.  Landlord's approval of any contractor(s) and subcontractor(s) of Tenant shall not release Tenant or any such contractor(s) and/or subcontractor(s) from any liability for any conduct or acts of such contractor(s) and/or subcontractor(s).  Further, Landlord's approval of Tenant Changes and the plans therefor will create no liability or responsibility on Landlord's part concerning the completeness of same or their design sufficiency or compliance with Laws.

(c)

All Tenant Changes shall be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) lien-free and in a good and workmanlike manner; (iii) in compliance with all Laws including, without limitation, applicable building permit requirements and the provisions of Title III of the ADA; (iv) by licensed and/or bondable contractors and subcontractors approved by Landlord and (v) at such times necessary, in such manner and subject to safety rules and regulations as Landlord may from time to time reasonably designate.  In no event shall Landlord be liable for any Tenant Change or Pre-Approved Change.

(d)

Throughout the performance of the Tenant Changes, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and commercial general liability insurance in compliance with the provisions of Article 20 of this Lease.

12.2

Removal of Tenant Changes and Tenant Improvements.  All Tenant Changes and the initial tenant improvements in the Premises pursuant to the Tenant Work Letter attached hereto as Exhibit "D" (the "Tenant Improvements"), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term of this Lease.  Notwithstanding anything to the contrary contained in this Lease or the Tenant Work Letter, under no circumstance shall Tenant be required to remove or restore (or pay for such removal or restoration of) any Tenant Improvements.

12.3

Removal of Personal Property.  All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including business and trade fixtures, furniture and movable partitions) shall be, and remain, the property of Tenant, and shall be removed by Tenant from the Premises, at Tenant's sole cost and expense, on or before the expiration or sooner termination of this Lease.  Tenant shall repair any damage caused by such removal.

12.4

Tenant's Failure to Remove.  If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property, then after thirty (30) days following written notice to Tenant, such personal property shall be deemed abandoned and Landlord may, (without liability to Tenant for loss thereof), at Tenant's sole cost and in addition to Landlord's other rights and remedies under this Lease, at law or in equity: (a) remove and store such items in accordance with applicable Law; and/or (b) upon an additional ten (10) days' prior notice to Tenant sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable Law.  Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord's reasonable attorneys' fees and other out-of-pocket costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

13.

Liens.  Tenant shall not permit any mechanic's, materialmen's or other liens to be filed against all or any part of the Premises, nor against Tenant's leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant's agents, employees, contractors, licensees or invitees.  Tenant shall, at Landlord's request, provide Landlord with enforceable, conditional and final lien releases in the form required by applicable law from all persons furnishing labor and/or materials with respect to the Premises.  Landlord shall have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens.  If any such liens are filed, Tenant shall, at its sole cost, immediately cause such lien to be released of record or bonded so that it no longer affects title to the Premises.  If Tenant fails to cause such lien to be so released or bonded within twenty (20) days after notice to Tenant of the filing thereof, Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien.  Tenant shall pay to Landlord within thirty (30) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord.  Notice is hereby given that Landlord shall not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Premises through or under Tenant, and that no mechanics' or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in the Premises.

14.	Assignment and Subletting.
14.1

Restriction on Transfer.  Except with respect to a Permitted Transfer, Tenant will not assign, encumber or hypothecate this Lease in whole or in part, nor sublet all or any part of the Premises (collectively and individually, a "Transfer"), without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay, except as provided in this Article 14.  The consent by Landlord to any assignment, encumbrance or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting.  This prohibition against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of Law.  Irrespective of any assignment or sublease, Tenant shall remain fully liable under this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease without the prior consent of Landlord.  Without limiting in any way Landlord's right to withhold its consent on any reasonable grounds, it is agreed that Landlord will not be acting unreasonably in refusing to consent to an assignment or sublease if, in Landlord's reasonable opinion, (i) the net worth or financial capabilities of such assignee is less than that of Tenant at the date hereof, (ii) the proposed assignee or subtenant does not have the financial capability to fulfill the obligations imposed by the assignment or sublease, (iii) the proposed assignment or sublease involves a change of use of the Premises from that specified herein or (iv) the proposed assignee or subtenant is not, in Landlord's reasonable opinion, of reputable or good character.  If Tenant is a privately-held corporation, limited liability company, or an unincorporated association or partnership (i.e. its equity interests are not traded on a public exchange), the transfer, assignment or hypothecation of any stock or interest in such entity in the aggregate in excess of fifty percent (50%) shall be deemed an assignment within the meaning and provisions of this Section 14.1.

14.2

Transfer Notice.  If Tenant desires to effect any Transfer other than a Permitted Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the "Transfer Date"), Tenant agrees to give Landlord a notice (the "Transfer Notice"), stating the name, address and business of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as "Transferee"), reasonable information concerning the character, ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may  reasonably require.  Notwithstanding anything to the contrary in this Article 14, if any prior notice, information or copy of any instruments required to be given by Tenant is prohibited by applicable law or confidentiality obligations of Tenant, then Tenant shall give such notice, information or copy as soon as Tenant is permitted to do so.

14.3

Landlord's Options.  Within fifteen (15) days of Landlord's receipt of any Transfer Notice, and any additional information reasonably requested by Landlord concerning the proposed Transferee's financial responsibility, Landlord will notify Tenant of its election to do one of the following:  (i) consent to the proposed Transfer subject to such reasonable conditions as Landlord may impose in providing such consent; (ii) refuse such consent, which refusal shall be on reasonable grounds and provided in reasonable detail; or (iii) if the request is to assign this Lease or sublet more than fifty percent (50%) of the Premises for all or substantially all of the then-remaining Term, terminate this Lease as to all or such portion of the Premises which is proposed to be sublet to a non-Permitted Transferee and recapture all or such portion of the Premises for reletting by Landlord ("Recapture Right").  If Landlord fails to respond within such fifteen-day period, Tenant may send a second written request for consent and, if Landlord fails to respond to such second written request within five (5) business days of delivery thereof, Landlord shall be deemed to have consented to such request.

14.4

Additional Conditions.  A condition to Landlord's consent to any Transfer of this Lease will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, in form and substance reasonably satisfactory to Landlord.  Tenant agrees to pay to Landlord, as additional rent, fifty percent (50%) of all sums and other consideration received by Tenant from the assignee or sublessee in excess of the Rent payable under this Lease for the same period and portion of the Premises ("Transfer Premium").  In calculating excess Rent or other consideration which may be payable to Landlord under this Section 14.4, Tenant will be entitled to deduct commercially reasonable third party brokerage commissions and attorneys' fees, costs of cleaning, decommissioning or otherwise preparing the Premises for such assignment or subletting, any out-of-pocket sublease rental incentives (specifically excluding abated rent), tenant improvement allowances and other amounts reasonably and actually expended by Tenant in connection with such assignment or subletting if acceptable written evidence of such expenditures is provided to Landlord.  No Transfer will release Tenant of Tenant's obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder.  Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said sublessee written notice that Tenant is in default under this Lease after expiration of all applicable notice and cure periods, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease.  Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in default under this Lease.  Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease other than a Permitted Transfer, deliver a duplicate original copy thereof to Landlord.  Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer.  In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor.

If Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, as a condition precedent to Landlord's consideration of the proposed assignment or sublease, Tenant agrees to pay Landlord a non-refundable administrative fee of One Thousand Five Hundred Dollars ($1,500.00), plus Landlord's reasonable attorneys' fees and costs (whether attributable to Landlord's in-house attorneys or paralegals or otherwise) and other out-of-pocket costs incurred by Landlord in reviewing such proposed assignment or sublease, the total of which not to exceed Three Thousand Five Hundred Dollars ($3,500.00) per proposed Transfer.  Acceptance of the administrative fee and/or reimbursement of Landlord's attorneys' fees and costs shall in no event obligate Landlord to consent to any proposed Transfer.

14.5

Permitted Transfers.  Notwithstanding anything to the contrary contained in this Article 14, each of the following (a "Permitted Transfer") shall not be deemed a Transfer under this Article 14, shall not require Landlord’s review, administrative fee (as provided in Section 14.4 above), or consent, and shall not trigger the Recapture Right or any Transfer Premium:  (a) an assignment or other transfer of this Lease or subletting of all or a portion of the Premises to a Tenant Affiliate (as defined in this Section 14.5 below), provided that Tenant notifies Landlord of any such Transfer and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such Tenant Affiliate, (b) an assignment of this Lease to an entity which acquires all or a majority of the assets or interests (partnership, stock or other) of Tenant, (c) a transfer of stock or partnership or other interests in Tenant to an entity which acquires all or substantially all of such stock or interests in a bona fide M&A transaction, (d) an assignment of this Lease to an entity which is the resulting entity of a merger or consolidation of Tenant, (e) a sale or other transfer of corporate shares of capital stock (or any member interest if Tenant is a limited liability company) in Tenant on a nationally-recognized stock exchange, or (f) transfers of shares of stock or membership interests in Tenant which result in a change of control of Tenant; and in each case other than clause (e) above, further provided that (i) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, and (ii) Landlord confirms that such assignee or subtenant does not violate Landlord's "know your customer" requirements.  "Control," as used in this Section 14.5, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity.  The term "Tenant Affiliate" shall mean (i) any entity that is controlled by, controls or is under common control with, Tenant or (ii) any entity that merges with, is acquired by, or acquires Tenant through the purchase of stock or assets and where the net worth of the surviving entity as of the date such transaction is completed is not less than that of Tenant immediately prior to the transaction calculated under generally accepted accounting principles.  A Tenant Permitted Transferee that is assigned Tenant's entire interest in this Lease in accordance with this Section 14.5 may be referred to herein as an "Affiliated Assignee."  "Permitted Transferee" means any transferee or the resulting Tenant arising from or in connection with a Permitted Transfer.  Any Affiliated Assignee in connection with a Permitted Transfer shall be deemed the original Tenant for all purposes of this Lease (including without limitation options to renew and terminate).

14.6

Public Company Provisions.  Landlord acknowledges that, as of the date of this Lease, the stock of Biocept, Inc. is traded on the NASDAQ exchange.  For so long as Tenant’s stock is traded on a recognized public exchange, no sale, buy-back, split, issuance or any other transfer of Tenant’s stock shall be deemed a Transfer or otherwise subject to this Article 14 in any respect.

15.

Entry by Landlord.  Landlord and its employees and agents shall at all reasonable times and upon reasonable notice (i.e., not less than 24 hours’ prior) have the right to enter the Premises to inspect the same, to exhibit the Premises to prospective lenders or purchasers (or during the last twelve (12) months of the Term, to prospective tenants), to post notices of non-responsibility, to alter, improve or repair the Premises as contemplated by this Lease and/or to otherwise exercise its rights and remedies under this Lease, all without being deemed guilty of or liable for any breach of Landlord's covenant of quiet enjoyment or any eviction of Tenant, and without abatement of rent.  In exercising such entry rights, Landlord shall use commercially reasonable efforts to minimize, as reasonably practicable, the interference with Tenant's business, and shall provide Tenant with reasonable advance written notice of such entry (except in emergency situations and for providing regularly scheduled services, if any).  Landlord shall have the means which Landlord may deem proper to open Tenant's doors in an emergency in order to obtain entry to the Premises.

16.

Utilities and Services.  Tenant shall be solely responsible for obtaining and shall promptly pay all charges for heat, air conditioning, water, gas, electricity or any other utility used, consumed or provided in, furnished to or attributable to the Premises directly to the supplying utility companies following the Commencement Date, together with all deposits and hook-up and connection charges for such utilities.  Tenant shall reimburse Landlord within thirty (30) days of billing for any hook-up, connection, fixture or other charges and/or tariffs that are charged to Landlord by utility companies.  Landlord will notify Tenant of this charge as soon as it becomes known and such charge will be due as additional rent.  In no event shall Rent abate or shall Landlord be liable for any interruption or failure in the supply of any such utility services to Tenant. Tenant hereby authorizes each utility company providing utility service to the Premises to provide/release utility consumption or similar data to Landlord for the purpose of assisting Landlord in Landlord's compliance obligations with legal disclosure requirements concerning utility consumption, including, without limitation, Section 25402.10 of the Public Resources Code of California.

Notwithstanding the foregoing, if the Building, or a material portion of the Building, are made untenantable and Tenant does not use the same for a period in excess of five (5) consecutive days as a result of a utility interruption that is reasonably within the control of Landlord to correct and through no fault of Tenant, then

Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the date Tenant provided notice of the service interruption to Landlord and ending on the day the service has been restored in the proportion that the rentable area of the portion of the Building that Tenant is prevented from using, and does not use, bears to the total rentable area of the Building; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Building and the remaining portion of the Building is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then the Rent for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises.  If a fire or other casualty results in Tenant's inability to use the Premises or a portion thereof, the terms and conditions of Article 18 below shall apply rather than this Article 16.

Subject to Landlord's security requirements and Articles 18 and 19 below, Landlord shall allow Tenant to have access to the Premises including the Building and the Premises' parking area twenty-four (24) hours per day, seven (7) days per week throughout the Term of this Lease.  Tenant shall have the exclusive access and rights to use all of the surface parking associated with the Premises free of charge for the Term of this Lease, subject to Landlord's and its agents’ use of the same in connection with Landlord’s entry onto the Premises for purposes permitted by this Lease.

17.	Indemnification and Exculpation.
17.1

Limitation of Damages.  Except to the extent such matter is not covered by the insurance required to be maintained by a party under this Lease and such matter is not attributable to the gross negligence or willful misconduct of the party or the party's agent(s), notwithstanding anything to the contrary in this Lease, a party shall not be liable to the other party, the other party's employees, agents or invitees for: (i) any damage to property of the other party, or of others, located in, on or about the Premises, (ii) the loss of or damage to any property of the other party or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by other persons in the Premises, occupants of adjacent property, or the public, or caused by operations in construction of any private, public or quasi-public work.  Notwithstanding anything contained in this Lease to the contrary and except as provided in Section 9.1 above in connection with a Tenant holdover, in no event shall either party be liable for any consequential damages or loss of business or profits and each party hereby waives any and all claims for any such damages.  All property of Tenant kept or stored on the Premises shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant's insurance carriers, unless such damage shall be caused by the gross negligence, intentional acts or willful misconduct of Landlord or Landlord's agent(s).

17.2

Indemnification.  Subject to Article 21 below, each party shall be liable for, and shall indemnify, defend, protect and hold the other party and the other party's parent, partners, officers, directors, employees, agents, successors and assigns (collectively, "Indemnified Parties") harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys' fees and court costs (collectively, "Indemnified Claims"), arising or resulting from (a) the party’s negligence or willful misconduct or its agents, employees or contractors, (b) any default by the party of any obligations  to be performed under the terms of this Lease; or (c) the party’s failure to comply with any applicable law, rule or regulation.  In case any action or proceeding is brought against  any Indemnified Parties by reason of any such Indemnified Claims, the indemnifying party pursuant to this Section 17.2, upon notice from the other party shall defend the same at the indemnifying party's expense by counsel approved in writing by the other party, which approval shall not be unreasonably withheld.

17.3

Survival; No Release of Insurers.  The indemnification obligations under Section 17.2, shall survive the expiration or earlier termination of this Lease.  The covenants, agreements and indemnification in Sections 17.1 and 17.2 above, are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease.

18.	Damage or Destruction.
18.1

Casualty.  If the Base, Shell and Core should be damaged or destroyed by fire or other casualty, Tenant shall give prompt written notice to Landlord.  Within thirty (30) days after receipt from Tenant of such written notice, Landlord shall notify Tenant of Landlord's estimate of how long it will take Landlord to complete the necessary repairs to the Base, Shell and Core.  Damage or destruction to the portions of the Premises other than the Base, Shell and Core of the Building including, without limitation, the Building’s interior improvements, the Tenant Improvements, Tenant’s alterations, and Tenant’s furniture, fixtures and equipment shall be Tenant’s responsibility to repair at Tenant’s sole cost and performed in accordance with Article 12 above and shall not be subject to the provisions of this Article 18.

(a)

Less Than Nine Months.  If the Base, Shell and Core of the Building should be damaged only to such extent that repairs by Landlord can reasonably be completed within nine (9) months after the issuance of permits therefor, this Lease shall not terminate and, provided that insurance proceeds are available to fully repair the damage (other than deductibles, for which Tenant shall be responsible), Landlord shall repair the Base, Shell and Core.  If Tenant is required to vacate all or a portion of the Building during Landlord's repair of the Base, Shell and Core, the Monthly Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Building that is damaged (i.e., the number of square feet of floor area of the Building that is damaged compared to the total square footage of the floor area of the Building) from the date Tenant vacates all or a portion of the Building that was damaged until the date Tenant is able to use the impacted portion of the Premises for the Permitted Use.

(b)

Greater Than Nine Months.  If the Base, Shell and Core should be so damaged that repairs by Landlord cannot be completed within nine (9) months after the issuance of permits therefor, either Landlord or Tenant may terminate this Lease by giving written notice within fifteen (15) business days after notice from Landlord specifying such time period of repair, and this Lease shall terminate.  In the event that neither party elects to terminate this Lease, Landlord shall promptly commence and diligently prosecute to completion the repairs to the Base, Shell and Core, provided insurance proceeds are available to repair the damage (other than deductibles, for which Tenant shall be responsible).  If Tenant is required to vacate all or a portion of the Building during Landlord's repair thereof, the Monthly Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Building that is damaged (i.e., the number of square feet of floor area of the Building that is damaged compared to the total square footage of the floor area of the Building), from the date Tenant vacates all or a portion of the Building that was damaged until the date Tenant is able to use the impacted portion of the Premises for the Permitted Use.  If this Lease terminates pursuant to this Article 18, Tenant shall assign all proceed of any insurance on the Tenant Improvements to Landlord.

18.2

Fault.  If the Base, Shell and Core is damaged resulting from the gross negligence, willful misconduct or breach of this Lease by Tenant or any of Tenant's Parties, Monthly Rent shall not be reduced during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair caused thereby to the extent such cost is not covered by insurance proceeds received by Landlord.  If the Base, Shell and Core is damaged resulting from the gross negligence or willful misconduct by Landlord or any of Landlord’s Parties, Monthly Rent shall be abated to the extent provided in this Article 18 and Landlord shall be responsible at its sole cost and expense for all insurance deductibles required for such restoration.

18.3

Uninsured Casualty.  Tenant shall be responsible for and shall pay to Landlord any deductible or retention amount payable under the property insurance for the Base, Shell and Core.  In the event that the Base, Shell and Core is damaged to the extent Tenant is unable to use the Premises and such damage is not covered by insurance proceeds received by Landlord or in the event that the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right at Landlord's option either (i) to repair such damage as soon as reasonably possible at Landlord's expense, or (ii) to give written notice to Tenant within thirty (30) days after the date of the occurrence of such damage of Landlord's intention to terminate this Lease as of the date of the occurrence of such damage.  In the event Landlord elects to terminate this Lease, Tenant shall have the right within thirty (30) days after receipt of such notice to give written notice to Landlord of Tenant's commitment to pay the cost of repair of such damage, in which event this Lease shall continue in full force and effect, and Landlord shall make such repairs as soon as reasonably possible subject to the following condition: Tenant shall deposit with Landlord Landlord’s estimated cost of such repairs not later than thirty (30) days prior to Landlord’s commencement of the repair work.  If the cost of such repairs exceeds the amount deposited, Tenant shall reimburse Landlord for such excess cost within thirty (30) days after receipt of an invoice from Landlord.  Any amount deposited by Tenant in excess of the cost of such repairs shall be refunded within thirty (30) days of Landlord’s final payment to Landlord’s contractor.  If Tenant does not give such notice within the thirty (30) day period, or fails to make such deposit as required, this Lease shall terminate automatically as of the date of the occurrence of the damage.

18.4

Disbursement of Insurance Proceeds upon Termination.  Upon any termination of this Lease under the provisions of this Article 18, all proceeds from insurance policies maintained under Section 20.1(a) (other than proceeds attributable to Tenant's FF&E) shall be disbursed and paid to Landlord.

18.5

Waiver of Termination.  The agreements contained in this Article 18 provide a material part of the consideration for this Lease and in bargaining for and obtaining its rights under this Article 18, Tenant waives any right to terminate this Lease under Section 1932 and/or 1933 of the Civil Code of California, or any similar Law now or hereafter in force.

19.	Eminent Domain.
19.1

Total or Partial Taking.  In case all of the Premises, or such part thereof as shall materially and substantially interfere with Tenant's ability to conduct its business upon the Premises, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority.  Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant; provided, however, in the event of such a taking, Tenant shall be entitled to such portion of the award as shall be attributable to goodwill and for damage to, or the cost of removal of, Tenant's personal property.  In the event this Lease is not terminated following a taking, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, Landlord shall, subject to the terms of any loan agreement with any lender, restore the Premises to substantially their same condition prior to such partial taking to the extent of any award proceeds received by Landlord, and a fair and equitable abatement shall be made to Tenant for the Monthly Rent corresponding to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration.  If the award proceeds from the taking are insufficient to restore the Premises (the "Short Amount") as required by the preceding sentence and Landlord does not provide its own funds to so restore the Premises, then Landlord shall notice Tenant of the Short Amount (the "Short Amount Notice") and Tenant shall pay the Short Amount to Landlord within sixty (60) days after receipt of the Short Amount Notice in order for Landlord to properly restore the Premises as required by this Section 19.1.  In the event Tenant fails to deposit the Short Amount to Landlord within the time period set forth herein, in addition to any other remedies available to Landlord under this Lease or at law or in equity, Tenant shall thereafter be required to pay Monthly Rent without abatement for the remainder of the Term.  Any amount of the award that is attributable to reimbursement of Tenant for loss of the ability to rent the Premises shall be Tenant’s property as long as the same does not reduce the amount of the award available to Landlord.

19.2

Temporary Taking.  In the event of taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and Rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Lease Term.  For purposes of this Section 19.2, a temporary taking shall be defined as a taking for a period of one (1) year or less.

19.3	Waiver of Termination. Tenant and Landlord waive any right to terminate this Lease under Section 1265.130 of the California Code of Civil Procedure, or any similar Law now or hereafter in force.
20.	Tenant's Insurance.
20.1

Types of Insurance.  On or before the earlier of the Commencement Date or the date Tenant commences or causes to be commenced any work of any type in or on the Premises pursuant to this Lease, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance:

(a)

Property Insurance written on Special Form (formerly known as All Risk) basis including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism and malicious mischief coverage upon the entire Building (excluding the Base, Shell and Core of the Building), including, without limitation, the improvements in the Building, property of every description and kind owned by Tenant and located on the Premises, or for which Tenant is legally liable or installed by or on behalf of Tenant including, without limitation, the FF&E, any other furniture, fixtures, equipment and any other personal property of Tenant on the Premises, all improvements on the Premises outside the Building, any Tenant Changes and the Tenant Improvements, in an amount not less than the full replacement cost thereof.  In the event that there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or the mortgagees of Landlord shall be presumptive.

(b)

Commercial general liability insurance coverage, on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner’s protective coverage, contractual liability (including Tenant’s indemnification obligations under this Lease, including Article 17 hereof), liquor liability (if Tenant serves alcohol on the Premises), with a per occurrence and a general aggregate liability of not less than Two Million Dollars ($2,000,000).  The limits of liability of such commercial general liability insurance shall be increased every ten (10) years during the Term of this Lease to an amount reasonably required by Landlord and in accordance with similar leases for comparable buildings in the Sorrento Mesa submarket for similar uses as the Permitted Use.

(c)	Commercial Automobile Liability covering all owned, hired and non-owned automobiles with a limit of liability of not less than One Million ($1,000,000) per accident.
(d)

Worker’s compensation (with a waiver of subrogation in favor of Landlord), in statutory amounts and employers liability with limits of One Million ($1,000,000) per person and accident, covering all persons employed in connection with any work done in, on or about the Premises for which claims for death, bodily injury or illness could be asserted against Landlord, Tenant or the Premises.

(e)

Umbrella liability insurance on an occurrence basis, with minimum limits of not less than Five Million Dollars ($5,000,000) per occurrence and annual aggregate limit, in excess of and following the form of the underlying insurance described in Sections 20.1(b) and (c) and the employer’s liability coverage in Section 20.1(d) which is at least as broad as each and every area of the underlying policies. Such umbrella liability insurance shall include pay on behalf of wording, concurrency of effective dates with primary policies, blanket contractual liability, application of primary policy aggregates, and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance  The amounts of insurance required in Sections 20.1(b) and 20.1(c) may be satisfied by purchasing coverage for the limits specified or by any combination of underlying and umbrella limits, so long as the total amount of insurance is not less than the limits specified in each of such sections when added to the limit specified in this Section 20.1(e).

(f)	[Reserved.]

(g)

Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for twelve (12) months of Rent and direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant’s parking areas or to the Building as a result of such perils.

(h)

Any other form or forms of insurance as Tenant or Landlord or the mortgagees of Landlord may reasonably require from time to time upon at least sixty (60) days’ prior written notice, in form, amounts and for insurance risks against which a prudent tenant would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs.

20.2

Requirements.  Each policy required to be obtained by Tenant hereunder shall:  (a) be issued by insurers which are approved by Landlord and/or Landlord’s mortgagees and are authorized to do business in the state in which the Building is located and rated not less than Financial Size X, and with a Financial Strength rating of A in the most recent version of Best’s Key Rating Guide (provided that, in any event, the same insurance company shall provide the coverages described in Sections 20.1(a) and 20.1(g) above); (b) be in form reasonably satisfactory to Landlord; (c) name Tenant as named insured thereunder and shall name Landlord and, at Landlord’s request, such other persons or entities of which Tenant has been informed in writing, as additional named insureds thereunder, all as their respective interests may appear, except that the coverages described in Sections 20.1(a) and 20.1(g) above shall name Landlord and such other persons or entities as loss-payees; (d) not have a deductible amount exceeding Five Thousand Dollars ($5,000.00), which deductible amount shall be deemed self-insured with full waiver of subrogation; (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and any other additional insureds shall be primary, and any insurance carried by Landlord or any other additional insureds shall be excess and non-contributing; (f) contain an endorsement that the insurer waives its right to subrogation as described in Article 21 below; (g) require the insurer to notify Landlord and any other additional insureds in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof; (h) contain a cross liability or severability of interest endorsement; and (i) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof.  Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding  any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment.  Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant is required to obtain such insurance as set forth in Section 20.1 above, certificates from the insurance company evidencing the existence of such insurance and Tenant’s compliance with the foregoing provisions of this Article 20.  Tenant shall cause replacement certificates to be delivered to Landlord not less than ten (10) days prior to the expiration of any such policy or policies.  If any such initial or replacement certificates are not furnished within the time(s) specified herein, Tenant shall be deemed to be in material default under this Lease without the benefit of any additional notice or cure period provided in Section 22.1 below, and Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant’s expense.

20.3

Effect on Insurance.  Tenant shall not do or permit to be done anything which will violate or invalidate any insurance policy maintained by Landlord or Tenant hereunder.  If Tenant’s occupancy or conduct of its business in or on the Premises or any Tenant Improvements or Tenant Changes result in any increase in premiums for any insurance carried by Landlord, Tenant shall pay such increase as additional rent within thirty (30) days after being billed therefor by Landlord.  If any insurance coverage carried by Landlord shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises by Tenant or by anyone permitted by Tenant to be upon the Premises or any Tenant Improvements or Tenant Changes, and if Tenant fails to remedy such condition within fifteen (15) business days after notice thereof, Tenant shall be deemed to be in default under this Lease, without the benefit of any additional notice or cure period specified in Section 22.1 below, and Landlord shall have all remedies provided in this Lease, at Law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost.

20.4Landlord to Insure the Base, Shell and Core.  Landlord shall maintain the Property Insurance written on Special Form (fka All Risk) referred to in Section 20.1(a) above covering the Base, Shell and Core of the Building only for the replacement value of the Building.  Landlord also has the right, but not the obligation, to carry (a) rental loss insurance covering Tenant's rental obligations hereunder for a period of at least twelve (12) months by giving Tenant at least sixty (60) days’ prior written notice thereof and (b) Property Insurance written on Special Form (fka All Risk) referred to in Section 20.1(a) covering the affixed improvements and alterations on the Premises.  Tenant shall have no obligation to maintain such insurance on the Base, Shell and Core.  Landlord shall cause the insurer to waive all rights of recovery by way of subrogation against Tenant in connection with any claims, damages and losses covered by such insurance on the Base, Shell and Core of the Building.  Tenant shall reimburse Landlord, as additional rent, for the cost of the Landlord’s insurance referenced in this Section 20.4 together with any deductible or retention amount on such insurance (collectively, "Insurance Costs") as part of CAM Costs.

21.	Waiver of Subrogation.
21.1

Waiver by the Parties.  Notwithstanding anything to the contrary in this Lease, Tenant hereby waives its rights against Landlord for any claims or damages or losses, including any deductibles and self-insured amounts, which are caused by or result from any occurrence covered, and paid, by the insurance described in Sections 20.1(a), (d) and (g) above.  Notwithstanding anything to the contrary in this Lease, Landlord hereby waives its rights against Tenant for any claims or damages or losses, excluding any deductibles and self-insured amounts which shall be paid by Tenant as part of CAM Costs, which are caused by or result from any occurrence covered, and paid, by the insurance described in Section 20.4 above. The foregoing waiver shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

21.2

Waiver of Insurers.  Each of Landlord and Tenant shall cause each insurance policy (other than commercial general liability insurance, automobile liability or umbrella liability insurance) required to be obtained by it pursuant to Article 20, and any other property insurance obtained by such party, to provide that the insurer waives all rights of recovery by way of subrogation against the other party hereto, in connection with any claims, losses and damages covered by such policy.  If either party fails to maintain insurance for an insurable loss, such loss shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

22.	Tenant's Default and Landlord's Remedies.
22.1	Tenant's Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" under this Lease by Tenant:
(a)

the abandonment of the Premises by Tenant.  "Abandonment" is herein defined to include, but is not limited to, any absence by Tenant from the Premises for fifteen (15) business days or longer while in material default of any other provision of this Lease;

(b)	the failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, within five (5) days of written notice from Landlord that such payment was not received;
(c)

the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 22.1(a) or (b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that it may be cured but more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion;

(d)

(i) the making by Tenant or any guarantor hereof of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant or any guarantor hereof of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant or any guarantor hereof, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease or of substantially all of any guarantor's assets, where possession is not restored to Tenant within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of substantially all of any guarantor's assets or of Tenant's interest in this Lease where such seizure is not discharged within sixty (60) days;

(e)

any material representation or warranty made by Tenant in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect when made; or

(f)	Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

Any notice given under this Section 22.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161.

22.2

Landlord's Remedies; Termination.  In the event of any such Event of Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at Law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder.  In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(a)	the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus
(b)

the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)

the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d)

any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized Tenant Improvement costs; attorneys' fees; unamortized brokers' commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant's personal property, equipment, fixtures, Tenant Changes, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Sections 22.2(a) and 22.2(b) above, the "worth at the time of award" is computed by allowing interest at the Interest Rate set forth in Section 1.10 of the Summary.  As used in Section 22.2(c) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

22.3

Landlord's Remedies; Re-Entry Rights.  In the event of any such Event of Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at Law or in equity, Landlord shall also have the right as permitted by applicable Law, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Section 12.4 of this Lease or any other procedures permitted by applicable Law.  No re-entry or taking possession of the Premises by Landlord pursuant to this Section 22.3, and no acceptance of surrender of the Premises or other action on Landlord's part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

22.4

Landlord's Remedies; Continuation of Lease.  In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at Law or in equity, Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises.  The foregoing remedy shall also be available to Landlord pursuant to California Civil Code Section 1951.4 and any successor statute thereof in the event Tenant has abandoned the Premises.  In the event Landlord elects to continue this Lease in full force and effect pursuant to this Section 22.4, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due.  Landlord's election not to terminate this Lease pursuant to this Section 22.4 or pursuant to any other provision of this Lease, at Law or in equity, shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.

22.5

Landlord's Right to Perform.  Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement or offset of rent.  If Tenant shall fail to pay any sum of money (other than Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for five (5) business days after the date due with respect to monetary obligations (or ten (10) business days with respect to non-monetary obligations) after Tenant's receipt of written notice thereof from Landlord (except that no notice will be required in the event of an emergency), Landlord may, without waiving or releasing Tenant from any of Tenant's obligations, make such payment or perform such other act on behalf of Tenant.  All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within fifteen (15) business days after demand therefor as additional rent.

22.6

Interest.  If any monthly installment of Rent, or any other amount payable by Tenant hereunder is not received by Landlord within five (5) days of the date when due, it shall bear interest at the Interest Rate set forth in Section 1.10 of the Summary from the date due until paid.  All interest, and any late charges imposed pursuant to Section 22.7 below, shall be considered additional rent due from Tenant to Landlord under the terms of this Lease.

22.7

Late Charges.  Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix.  Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust or related loan documents encumbering the Premises.  Accordingly, if any installment of Rent or any other amount payable by Tenant hereunder is not received by Landlord within five (5) days following the due date thereof, Tenant shall pay to Landlord an additional sum of ten percent (10%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by Law.  Notwithstanding the foregoing, Tenant shall be entitled to notice and the expiration of a five (5) day cure period prior to imposition of any late charge under this Section 22.7 one (1) time per calendar year; after such written notice has been provided to Tenant in a calendar year, Tenant shall not be entitled to any further notice prior to imposition of a late charge under this Section 22.7 in such calendar year.  The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord's money by Tenant, while the payment of late charges is to compensate Landlord for Landlord's processing, administrative and other costs incurred by Landlord as a result of Tenant's delinquent payments.  Acceptance of a late charge or interest shall not constitute a waiver of Tenant's default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at Law or in equity now or hereafter in effect.

22.8	[Reserved].
22.9

Rights and Remedies Cumulative.  All rights, options and remedies of Landlord contained in this Article 22 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by Law or in equity, whether or not stated in this Lease.  Nothing in this Article 22 shall be deemed to limit or otherwise affect Tenant's indemnification of Landlord pursuant to any provision of this Lease.

22.10

Waiver of Redemption.  Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

22.11

Costs Upon Default and Litigation.  Tenant shall pay to Landlord and its mortgagees as additional rent all the expenses incurred by Landlord in connection with any Event of Default by Tenant hereunder or the exercise of any remedy by reason of such Event of Default by Tenant hereunder, including reasonable attorneys' fees and expenses.  If Landlord or its mortgagees shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises other than that by Tenant, at the option of Landlord and/or its mortgagees, Tenant, at its expense, shall provide Landlord and/or its mortgagees with counsel approved by Landlord and/or its mortgagees and shall pay all costs incurred or paid by Landlord and/or its mortgagees in connection with such litigation.

23.

Landlord's Default.  Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord's failure to perform; provided however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it promptly commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion.  Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided in Law or at equity.

24.

Subordination.  Landlord hereby represents and warrants to Tenant that, as of the date of this Lease, (a) there is no deed of trust, mortgage, or other financial instrument representing indebtedness of the owner encumbering the real property underlying the Building, and (b) there is no superior lease or ground lease affecting all or any portion of the Premises.  At the written request of Landlord or any mortgagee of a mortgage or a beneficiary of a deed of trust hereafter encumbering all or any portion of the Premises, or any lessor of any ground or master lease hereafter affecting all or any portion of the Premises, this Lease shall be subject and subordinate at all times to such ground or master leases (and such extensions and modifications thereof), and to the lien of such mortgages and deeds of trust (as well as to any advances made thereunder and to all renewals, replacements, modifications and extensions thereof); provided that as a condition precedent to the subordination of this Lease to any such future ground or master lease or the lien of any mortgage, deed of trust or other encumbrance on the title of the real property underlying the Building, Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement ("SNDA) from the lessor or lender of such future instrument in form and substance reasonably satisfactory to Tenant; provided further, however, no subordination of this Lease to a future ground or master lease or mortgage or deed of trust shall result in Tenant being disturbed in its possession of the Premises or in the enjoyment of its rights under this Lease so long as no Event of Default has occurred and is continuing.  In the event that any ground or master lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, at the election of Landlord's successor in interest, Tenant shall attorn to and become the tenant of such successor under all of the terms and conditions of this Lease.  Tenant hereby waives its rights under any current or future Law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale.  Subject to the foregoing, Tenant covenants and agrees to execute and deliver to Landlord within ten (10) business days after receipt of written demand by Landlord and in the form reasonably mutually agreeable to the parties, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground or master lease or the lien of any such mortgage or deed of trust or Tenant's agreement to attorn.  Should Tenant fail to sign and return or provide corrections to any such documents within said ten (10) business day period, Tenant shall be in default hereunder without the benefit of any additional notice or cure periods specified in Section 22.1 above.

25.	Estoppel Certificate.
25.1

Tenant's Obligations.  Within ten (10) business days following Landlord's written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form reasonably requested by Landlord, certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been paid; (d) that there are not, to the best of Tenant's knowledge, any defaults under this Lease by either Landlord or Tenant, except as specified in such certificate; and (e) such other factual matters as are reasonably requested by Landlord and are true and correct.  Any such estoppel certificate delivered pursuant to this Section 25.1 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Premises, as well as their assignees.
25.2

Tenant's Failure to Deliver.  Tenant's failure to deliver such estoppel certificate within such time shall constitute a default hereunder without the applicability of notice and cure periods specified in Section 22.1 above and shall be conclusive upon Tenant that: (a) this Lease is in full force and effect without modification, except as may be represented by Landlord; (b) there are no uncured defaults in Landlord's or Tenant's performance (other than Tenant's failure to deliver the estoppel certificate); and (c) not more than one (1) month's rental has been paid in advance.  Tenant shall indemnify, protect, defend (with counsel reasonably approved by Landlord in writing) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) attributable to any failure by Tenant to timely deliver any such estoppel certificate to Landlord pursuant to Section 25.1 above.

26.	Modification and Cure Rights of Landlord's Mortgagees and Lessors.
26.1

Modifications.  If, in connection with Landlord's obtaining or entering into any financing or ground lease for any portion of the Premises, the lender or ground lessor shall request modifications to this Lease, Tenant shall, subject to any SNDA (as defined above) and within ten (10) business days after request therefor, execute a commercially reasonable amendment to this Lease including such modifications, provided such modifications are reasonable, do not increase the obligations of Tenant hereunder (including Rent), decrease Tenant’s rights or the length of the Term of this Lease or adversely affect the leasehold estate created hereby or Tenant's rights hereunder.

26.2

Cure Rights.  In the event of any default on the part of Landlord, subject to any SNDA, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant in writing, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this Lease and Tenant's rights hereunder, by power of sale or judicial foreclosure, if such should prove necessary to effect a cure).

27.

Quiet Enjoyment.  Landlord covenants and agrees with Tenant that, upon Tenant performing all of the covenants and provisions on Tenant's part to be observed and performed under this Lease (including payment of rent hereunder), Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, in accordance with and subject to the terms and conditions of this Lease, as against all persons claiming by, through or under Landlord.

28.

Transfer of Landlord's Interest.  The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee's interest in a ground lease of, the Premises.  In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be relieved of all covenants and obligations on the part of Landlord contained in this Lease only after Tenant’s receipt of acknowledgment of all obligations of this Lease by such transferee.  Landlord and Landlord's transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord's part of any of the terms and conditions of this Lease.

29.

Limitation on Liability.  Notwithstanding anything contained in this Lease to the contrary, the obligations of a party under this Lease (including any actual or alleged breach or default by a party) do not constitute personal obligations of the individual members, partners, directors, officers or shareholders of the party or the party's partners, and the other party shall not seek recourse against the individual partners, directors, officers or shareholders of the party or the party’s members, partners, or any of their personal assets for satisfaction of any liability with respect to this Lease.  In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant's and its successors' and assigns' sole and exclusive remedy shall be against, Landlord's interest in the Premises, and no other assets of Landlord.

30.	Miscellaneous.
30.1	Governing Law. This Lease shall be governed by, and construed pursuant to, the Laws of the state in which the Premises are located.
30.2

Successors and Assigns.  Subject to the provisions of Article 28 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Article 14.

30.3

No Merger.  The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant's interest under any or all such subleases.

30.4

Professional Fees.  If either Landlord or Tenant should bring suit or arbitration against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers', accountants', attorneys' and other professional fees, expenses and court costs), shall be paid by the other party.

30.5

Waiver.  The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms.  No waiver of any default of either party hereunder shall be implied from any acceptance by a party or delivery by a party (as the case may be) of any Rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.  The subsequent payment by Tenant or acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by a party of any term, covenant or condition of this Lease regardless of a party's knowledge of such preceding breach at the time of acceptance of such Rent.

30.6

Terms and Headings; Interpretation.  The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular.  Words used in any gender include other genders.  The Section and Article headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.  Any instance herein where a cost, expense or cost and expense is the sole responsibility of Landlord, such costs and expenses shall be deemed not to be part of Operating Expenses.  Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.  The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.

30.7

Time.  Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor.  All references in this Lease to "days" shall mean calendar days unless specifically modified herein to be "business" days.

30.8

Prior Agreements; Amendments.  This Lease, including the Summary and all Exhibits and Riders attached hereto contains all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose.  No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.  The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

30.9

Separability.  The invalidity or unenforceability of any provision of this Lease shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by Law.

30.10	Recording. Neither Landlord nor Tenant shall record this Lease. In addition, neither party shall record a short form memorandum of this Lease.
30.11	Exhibits and Riders. All Exhibits and Riders attached to this Lease are hereby incorporated in this Lease for all purposes as though set forth at length herein.
30.12	Auctions. Tenant shall have no right to conduct any auction in, on or about the Premises.
30.13

Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease.  Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any Law.

30.14	[Reserved].

30.15

No Partnership.  Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

30.16

Force Majeure.  In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, epidemic, pandemic or disease outbreak (including, without limitation, the COVID-19 virus), war, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (herein collectively, "Force Majeure Delays"), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.  The provisions of this Section 30.16 shall not apply to nor operate to excuse Tenant from the payment of Rent strictly in accordance with the terms of this Lease.

30.17	Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.
30.18

Nondisclosure of Lease Terms.  Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord.  Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord's relationship with other tenants.  Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Premises, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose this Lease (a) as required by applicable law, (b) to prospective subtenants or assignees under this Lease on a confidential basis, (c) to Tenant’s legal, accounting and financial consultants on a confidential basis, and (d) to Tenant’s current and prospective investors and lenders on a confidential basis. Notwithstanding this Section 30.18, Landlord hereby acknowledges that as of the date of this Lease, Tenant is a publicly-traded company and nothing in this Lease shall prohibit Tenant from disclosing the existence of this Lease, any key terms or other information as may be necessary to comply with any rules, regulations, requests of the US Securities and Exchange Commission or other applicable Law.

30.19

Non-Discrimination.  Tenant acknowledges and agrees that there shall be no discrimination against, or segregation of, any person, group of persons, or entity on the basis of race, color, creed, religion, age, sex, marital status, national origin, or ancestry in the leasing, subleasing, transferring, assignment, occupancy, tenure, use, or enjoyment of the Premises, or any portion thereof.

30.20

Waiver of Jury Trial.  To the greatest extend permitted by Laws, each party hereby waives any right to a trial by jury in any action seeking specific performance of any provision of this Lease, for damages for any breach under this Lease, or otherwise for enforcement of any right or remedy hereunder.

30.21

Certified Access Specialist.  Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)).  Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises."  If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties.  Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the "CASp Report") and Tenant shall, if it elects to make such modifications, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report notwithstanding anything to the contrary in this Lease.  Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

31.	Lease Execution.
31.1

Authority.  If a party executes this Lease as a limited liability company, partnership or corporation, then the party and the persons and/or entities executing this Lease on behalf of such party represent and warrant that: (a) the party is a duly organized and validly existing limited liability company, partnership or corporation, as the case may be, and is qualified to do business in the state in which the Premises are located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on the party's behalf in accordance with the  party's operating agreement or any resolutions thereof (if the party is a limited liability company), a party's partnership agreement (if the party is a partnership), or a duly adopted resolution of a party's board of directors and the party's by-laws (if a party is a corporation); and (c) this Lease is binding upon the party in accordance with its terms.  Each party shall, promptly following the other party's request therefor, deliver evidence, reasonably acceptable to the other party, of such qualification, organization, existence and authorization.

31.2

Joint and Several Liability.  If more than one person or entity executes this Lease as a party: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by the party; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as a party with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

31.3

No Option.  The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed and delivered by both parties.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

"LANDLORD"	9955 MESA RIM, A DE LLC, a Delaware limited liability company
By:	BRELPC Mesa Rim LLC, a Delaware limited liability company, its Sole Member
By:	LO Mesa Rim LLC, a Delaware limited liability company, its Operating Member

By: /s/ Brig Black________________________

Name:  Brig Black_______________________

Its: _Vice President______________________

"TENANT"	BIOCEPT, INC., a Delaware corporation
By:	/s/ Michael Nall
Name: Michael W. Nall
Title: President and CEO

EXHIBIT "A"

SITE PLAN

EXHIBIT "B"

LEGAL DESCRIPTION OF PREMISES

EXHIBIT "C”

NOTICE OF LEASE TERM DATES

To:
Date:

Re:	Single-Tenant Lease dated ("Lease")

Between ("Landlord"),

and ("Tenant")

Concerning ("Premises")

Dear :

In accordance with the above-referenced Lease, we wish to advise and/or confirm as follows:

•	That Tenant has accepted and is in possession of the Premises and acknowledges the following:

•Term of the Lease:
•Commencement Date:
•Expiration Date:

That in accordance with the Lease, rental payments will/(has) commence(d) on _________.

•	Rent is due and payable in advance on the first day of each and every month during the Term of the Lease.

•Your rent checks should be made payable to:

ACCEPTED AND AGREED

TENANT: a By: Print Name: Print Title:	LANDLORD: a By: Print Name: Print Title:

SAMPLE ONLY [NOT FOR EXECUTION]

EXHIBIT "D"

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Building.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovation of the Building, in sequence, as such issues will arise.

SECTION 1

LANDLORD'S INITIAL CONSTRUCTION IN THE BUILDING

Landlord has constructed, at its sole cost and expense, the base, shell and core of the Building, (collectively, the "Base, Shell and Core").  Subject to completion of the Landlord’s Work and Landlord’s repair obligations set forth in the Lease, and other than as expressly set forth in the Lease, the Building and the Base, Shell and Core shall be delivered to Tenant in its current "as-is" condition.  The improvements to be initially installed in the Building shall be designed and constructed pursuant to this Tenant Work Letter.  Any costs of initial design and construction of any improvements to the Building shall be an "Improvement Allowance Item", as that term is defined in Section 2.2 of this Tenant Work Letter.

SECTION 2

IMPROVEMENTS

2.1

Improvement Allowance.  Tenant shall be entitled to a one-time improvement allowance (the "Improvement Allowance") in the amount of $1,585,760.00 (based upon $40.00 per rentable square feet in the Building) for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Building (the "Improvements") and the other Improvement Allowance Items described in Section 2.2 below.  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance not used by Tenant within eighteen (18) months following the date of full execution and delivery of the Lease by Landlord and Tenant ("Allowance Deadline"), which may be extended due to Force Majeure on a day-for-day basis that Tenant or any party on behalf of Tenant is unable to access, use or work at the Premises due to a Force Majeure delay (“FM Extension”), and further subject to Section 2.4 below.  No FM Extension shall be deemed to have occurred unless Tenant has given Landlord written notice that an event giving rise to an FM Extension is about to occur or has occurred that will cause a delay in the completion of the Improvements and Landlord has failed to remedy the situation giving rise to a potential FM Extension within one (1) business day after Landlord's receipt of such notice, in which case the number of days of delay after such notice shall be a FM Extension.

2.2

Disbursement of the Improvement Allowance.  Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process) for all hard and soft costs related to the construction of the Improvements and for the following items and costs (collectively, the "Improvement Allowance Items"):  (i) payment of the fees of the "Architect", as that terms is defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits and construction supervision fees; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the "Code"); (v) the "Landlord Coordination Fee", as that term is defined in Section 4.3.2 of this Tenant Work Letter; (vi) the fees of Tenant's project manager; and (viii) design and installation costs for telecommunications, data cabling and related infrastructure.  However, in no event shall more than Three and 00/100 Dollars ($3.00) per rentable square foot of the Improvement Allowance be used for the item described in (vi) above; any additional amount incurred as a result of (vi) above shall be paid for by Tenant as part of the Over-Allowance Amount.  During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.1Monthly Disbursements.  On or before the first day of each calendar month during the construction of the Improvements (or such other date as Landlord may designate upon prior written notice), Tenant shall deliver to Landlord:  (i) a request for payment of the "Contractor," as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Building, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of Tenant's Agents for labor rendered and materials delivered to the Building; and (iii) executed conditional mechanic's lien releases from all such Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8132.  Thereafter, within fifteen (15) business days thereafter, Landlord shall deliver a check to Tenant in payment of the lesser of:  (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that

EXHIBIT "D" -1-

Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.4 below.

2.2.2Final Retention.  Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the Substantial Completion of construction of the Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8136 and Section 8138, (ii) Landlord has determined that no defects exist in any of the Improvements which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Building has been Substantially Completed.

2.3

Additional Amortized Improvement Allowance.  Tenant shall have the option, exercisable by written notice to Landlord on or before the Cost Proposal Delivery Date (as defined in Section 4.2 below), to increase the amount of the Improvement Allowance by up to Forty Dollars ($40.00) per square foot of the Building ("Additional Allowance").  If Tenant exercises such option, Monthly Rent payable by Tenant throughout the initial one hundred twenty-seven (127) month initial Lease Term shall be increased by an amount sufficient to fully amortize such increase in the Improvement Allowance throughout said one hundred twenty-seven (127) month period based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of seven percent (7%) per annum and the parties shall promptly execute an amendment to this Lease in order to memorialize such increase in the Improvement Allowance and such increase in the Monthly Rent.  Tenant may use up to Ten Dollars ($10.00) per square foot of the Building of the Additional Allowance towards moving costs, cabling, furniture, fixtures and other related facilities costs for the Building as all such costs are reasonably approved in advance by Landlord in writing, and Landlord shall reimburse Tenant for the costs of such items within thirty (30) days after the later to occur of (a) the Commencement Date and (b) Landlord's receipt of paid invoices evidencing the costs of such items.  Notwithstanding anything to the contrary in Section 2.4 below, in no event may any portion of the Additional Allowance be used by Tenant as a credit against Monthly Rent.

2.4

Unused Improvement Allowance.  If Tenant uses less than the Improvement Allowance for the Improvements, Tenant may request in a written notice (“Unused Allowance Notice”) delivered to Landlord on or before Allowance Deadline, that the unused portion of the Improvement Allowance be applied as (a) a credit against Tenant’s Monthly Rent obligations not to exceed $5.00 per rentable square foot of the Building in the aggregate and/or (b) to reimburse Tenant for Tenant Changes undertaken by Tenant after the Commencement Date in accordance with Article 22 of the Lease.  If Tenant timely and properly delivers the Unused Allowance Notice to Landlord and requests a credit against Monthly Rent, the credit against Tenant's Monthly Rent obligations shall commence following the later of (i) the expiration of the Abatement Period or (ii) thirty (30) days following the delivery of the Unused Allowance Notice to Landlord, and continue thereafter until exhausted.  If Tenant timely and properly delivers the Unused Allowance Notice to Landlord and requests reimbursement for such Tenant Changes, Landlord shall reimburse Tenant for the costs of such Tenant Changes within thirty (30) days after the later to occur of (A) the Commencement Date and (B) Landlord's receipt of appropriate lien releases and paid invoices evidencing the costs of the Tenant Changes.  Any portion of the Improvement Allowance that is not so requested by Tenant on or before the Allowance Deadline shall revert to Landlord.

SECTION 3

CONSTRUCTION DRAWINGS

3.1

Selection of Architect/Construction Drawings.  Tenant shall retain either Ware Malcomb, McFarlane Architects or DGA as the architect (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1.  Tenant shall also retain the Architect to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and life safety work of the Tenant Improvements.  The plans and drawings to be prepared by Architect hereunder shall be known collectively as the "Construction Drawings."  All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord's reasonable approval; provided that any work to the exterior structure of the Building shall be in Landlord's sole good faith discretion; further provided that Landlord will not unreasonably withhold its consent to Tenant’s plans to replace and/or add exterior windows to the Building if the same does not adversely affect the exterior appearance or structural integrity of the Building.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

EXHIBIT "D" -2-

3.2

Final Space Plan.  Tenant and the Architect shall prepare the final space plan for Improvements in the Building (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment (if known) to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord's approval, not to be unreasonably withheld, conditioned or delayed provided that any work to the exterior structure of the Building shall be in Landlord's sole good faith discretion.  Landlord shall approve or disapprove of such Final Space Plan within five (5) business days of receipt.  If Landlord disapproves any portion of the Final Space Plan, Landlord shall provide Tenant with a reasonably detailed list of issues and Tenant shall prepare and deliver a revised Final Space Plan for Landlord's approval within five (5) days following Landlord's disapproval.  The parties shall repeat the process set forth in this Section 3.2 until the Final Space Plan is approved.

3.3

Final Working Drawings.  Tenant and the Architect shall complete the architectural and engineering drawings for the Building, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval, not to be unreasonably withheld, conditioned or delayed; provided that any work to the exterior structure of the Building shall be in Landlord's sole good faith discretion.  Landlord shall approve or disapprove of such Final Working Drawings within five (5) business days of receipt.  If Landlord disapproves any portion of the Final Working Drawings, Landlord shall provide Tenant with a reasonably detailed list of issues and Tenant shall prepare and deliver revised Final Working Drawings for Landlord's approval within five (5) days following Landlord's disapproval.  The parties shall repeat the process set forth in this Section 3.3 until the Final Space Plan is approved.

3.4

Permits.  The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of the construction of the Improvements.  Within three (3) business days following Landlord's approval of the Final Working Drawings, Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the "Permits").  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided that any changes to the exterior structure of the Building shall be in Landlord's sole good faith discretion.  Landlord shall cooperate with Tenant and the Architect as reasonably necessary to obtain the Permits in an expeditious manner.

3.5

Time Deadlines.  Tenant shall use its best efforts and all due diligence to cooperate with the Architect and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the "Cost Proposal," as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be mutually agreed upon by the parties, to discuss Tenant's progress in connection with the same.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1

Contractor; Construction Contract.  The contractor that shall construct the Improvements shall be a contractor selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) (the "Contractor").  Tenant shall retain the Contractor pursuant to a commercially reasonable construction contract (the “Construction Contract”) to construct the Improvements in accordance with the Approved Working Drawings and  to construct the Improvements in accordance with the Approved Working Drawings and (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.  The subcontractors utilized by the Contractor as to work affecting the structure of the Building and/or the systems and equipment of the Building shall be subject to Landlord's reasonable approval.

4.2

Cost Proposal.  After the Approved Working Drawings are signed by Landlord and Tenant, Tenant shall provide Landlord with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Improvements (the "Cost Proposal") for Landlord’s approval (not to be unreasonably withheld, conditioned or delayed) solely for the purpose to ensure the costs of Improvement Allowance Items have not been unreasonably and/or intentionally overstated.  Landlord shall approve or disapprove the Cost Proposal for such purpose within five (5) business days of the receipt of the same.  If Landlord disapproves any portion of the Cost Proposal, Landlord shall provide Tenant with a list of unreasonable and/or overstated Improvement Allowance Items and Tenant shall prepare and deliver a revised Cost Proposal for Landlord’s approval within five (5) days following Landlord’s disapproval.  The parties shall repeat the process set forth in this Section 4.2 until the Cost Proposal is approved. Upon receipt of the approved Cost Proposal by Landlord, Landlord shall commence releasing the Improvement Allowance in accordance with Section 2.2 above.  The date by which Landlord approves the Cost Proposal shall be known hereafter as the "Cost Proposal Delivery Date".

EXHIBIT "D" -3-

4.3

Over-Allowance Amount.  Any costs for the Improvements or otherwise incurred under this Tenant Work Letter in excess of the Improvement Allowance (the "Over-Allowance Amount") shall be  shall be paid on a monthly basis by Tenant, pari passu with Landlord’s disbursement of the Improvement Allowance.  With each monthly draw request on the Improvement Allowance, subject to Section 2.2 above, Landlord shall disburse a portion of the Improvement Allowance equal to the requested amount multiplied by the ratio that the total Improvement Allowance bears to the total Cost Proposal, and Tenant shall pay the remainder as part of the Over-Allowance Amount. The Improvement Allowance shall be charged a construction coordination fee (the "Landlord Coordination Fee") payable to Landlord in an amount equal to the product of (i) two percent (2%) and (ii) an amount equal to the "hard costs" of the construction of the Improvements.

4.4	Indemnification & Insurance.
4.4.1

Indemnity.  Tenant's indemnity of Landlord as set forth in Section 17.2 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any negligent act or omission of Tenant or Tenant's agents performing work related to the Improvements ("Tenant's Agents").

4.4.2

Requirements of Tenant's Agents.  Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.  Tenant agrees to enforce such guarantees or warranties upon thirty (30) days’ prior written notice, or, upon Tenant’s election to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.4.3	Insurance Requirements.
4.4.3.1

General Coverages.  All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 20 of this Lease.

4.4.3.2

Special Coverages.  Tenant or the Contractor shall carry "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

4.4.3.3General Terms.  Certificates for all insurance carried pursuant to this Section 4.4.3 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor's equipment is moved onto the site.  In the event that the Improvements are damaged by any cause other than the negligence or willful misconduct of Landlord or its employees or agents during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense.  Landlord may, in its reasonable discretion, require Tenant to obtain, from a surety reasonably approved by Landlord, an indemnity bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of any portion of the Improvements which invoiced costs are reasonably expected to exceed $100,000.00 due to any particular contractor or subcontractor, and naming Tenant as the principal and Landlord as the obligee.

SECTION 5

COMPLETION OF THE IMPROVEMENTS

5.1

Substantial Completion.  For purposes of this Lease, "Substantial Completion" of the Improvements in the Building shall occur upon the (a) completion of construction of the Improvements in the Building in a good, workmanlike manner pursuant to the Approved Working Drawings as determined by the Contractor, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant, each of which are of such a nature that they do not materially interfere with or impair Tenant’s use of the Premises for the Permitted Use, and (b) receipt of a certificate of occupancy allowing Tenant to legally occupy the Premises for the Permitted Use.

5.2

Tenant Delay of the Substantial Completion of the Building.  Except as provided in this Section 5, the Commencement Date and Tenant's obligation to pay rent for the Building shall occur as set forth in the Lease.  However, if there shall be an actual delay or delays in the Substantial Completion of the Improvements in the Building as a result of the following (collectively, "Tenant Delays"), all not due to the fault of Landlord or Landlord’s agents or employees:

5.2.1	Tenant's failure to comply with any time deadlines set forth in this Tenant Work Letter;
5.2.2	Tenant's failure to timely approve or disapprove any matter requiring Tenant's approval;

EXHIBIT "D" -4-

5.2.3	A material breach by Tenant of the terms of this Tenant Work Letter or the Lease after expiration of all applicable notice and cure periods;
5.2.4	Reserved;
5.2.5	Tenant's request for changes in the Approved Working Drawings;
5.2.6

Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements in the Building;

5.2.7	Changes to the Base, Shell and Core required by the Approved Working Drawings; or
5.2.8	Any other acts or omissions of Tenant, or its agents, or employees not resolved within 24 hours of Landlord’s notice;

then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of Improvements in the Building, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

5.3

Landlord Delay of the Substantial Completion of the Building.  Except as provided in this Section 5, the Commencement Date and Tenant's obligation to pay rent for the Premises shall occur as set forth in the Lease. The following shall be considered "Landlord Delays"), all to the extent not due to the fault of Tenant or Tenant’s agents or employees or a Force Majeure event:

5.3.1	Landlord’s failure to comply with any time deadlines set forth in this Tenant Work Letter;
5.3.2	Landlord’s failure to timely approve or disapprove any matter requiring Landlord’s approval;
5.3.3	A material breach by Landlord of the terms of this Tenant Work Letter or the Lease after expiration of all applicable notice and cure periods;
5.3.4	Landlord’s request for changes in the Approved Working Drawings;
5.3.5

Landlord’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements in the Building;

5.3.6	Material delay to construction of the Improvements caused by construction of the Landlord’s Work; or
5.3.7	Landlord’s failure to timely deliver physical possession of the Premises to Tenant on the Delivery Date.

The Anticipated Commencement Date shall be extended one (1) day for each day that Tenant is actually delayed in completing the Improvements as a result of a Landlord Delay provided that any delay pursuant to subsection 5.3.7 above shall automatically be deemed a Landlord Delay with no requirement of notice to Landlord or actual delay to Tenant in completing the Improvements.  Subject to the immediately preceding sentence, no Landlord Delay shall be deemed to have occurred unless Tenant has given Landlord written notice that an act or omission on the part of Landlord or its agents is about to occur or has occurred that will cause a delay in the completion of the Improvements and Landlord has failed to cure such delay within one (1) business day after Landlord's receipt of such notice, in which case the number of days of delay after such notice shall be a Landlord Delay.

SECTION 6

MISCELLANEOUS

6.1

Tenant's Representative.  Tenant has designated Tim Kennedy of Biocept as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2

Landlord's Representative.  Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3	Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.

EXHIBIT "D" -5-

6.4

Deemed Approval.  If a party fails to respond to provide its approval or disapproval within the time period provided in this Tenant Work Letter ("Non-Responsive Party"), then the other party may provide a written “reminder notice” of same.  If the Non-Responsive Party fails to respond within two (2) business days after receipt of such reminder notice, then such item to be approved shall be deemed approved by such Non-Responsive Party.

EXHIBIT "D" -6-

EXHIBIT "E"

LIST OF FF&E

•	All lab benches, both affixed and movable
•	All fume hoods
•	All HVAC equipment, ducting and controls
•	ISO 7 and 8 clean rooms and their associated infrastructure
•	Deionized water system and its associated infrastructure
•	Backup generator and its associated infrastructure

225459675 v7	EXHIBIT "E" -1-	[0:00 AM] DRAFT

4845-9804-1018.3

EXHIBIT "F"

EXHAUST FANS TO BE REPLACED

[TO BE AGREED UPON PRIOR TO LEASE EXECUTION]

EXHIBIT "F" -1-

EXHIBIT "G"

HVAC UNITS TO BE REPLACED

[TO BE AGREED UPON PRIOR TO LEASE EXECUTION]

EXHIBIT "G" -1-